Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT BECAUSE IT IS (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. “[***]” INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

DATED AS OF

JANUARY 11, 2024

BY AND AMONG

GLOBAL BUSINESS TRAVEL GROUP, INC.,

GBT JERSEYCO LIMITED,

AMERICAN EXPRESS INTERNATIONAL, INC.,

EG CORPORATE TRAVEL HOLDINGS LLC,

QH TRAVEL L.P.

AND,

SOLELY FOR THE PURPOSES OF SECTION 10.22,

JUWEEL INVESTORS (SPC) LIMITED

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(continued)

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(continued)

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(continued)

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(continued)

Schedules

Schedule 2.1.3	Restricted Persons
Schedule 2.2.2(c)	Forms of Certificates of Designations
Schedule 3.1.1	Board of Directors as of the Effective Date
Schedule 3.2.1	Composition of Committees as of the Effective Date
Schedule 7.1.1	Existing Lines of Business
Schedule 7.1.2	Exceptions to Restrictions on Certain Activities
Schedule 9.1.3	Anti-Corruption of the Company
Schedule 9.2.3	Anti-Corruption of each Shareholder
Schedule 10.5	Addresses for Notices

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Page

Annex

Annex A	Tax Residency Guidelines

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AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

THIS AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Shareholders Agreement”), dated as of January 11, 2024 (the “Effective Date”), is by and among Global Business Travel Group, Inc., a Delaware corporation (the “Company”), GBT JerseyCo Limited, a company limited by shares incorporated under the laws of Jersey (“JerseyCo”), American Express International, Inc., a Delaware corporation (“Amex”) as an assignee and Permitted Transferee of American Express Travel Holdings Netherlands Coöperatief U.A., a cooperative organized under the laws of the Netherlands (“Amex Netherlands”), EG Corporate Travel Holdings LLC, a Delaware, United States limited liability company (“Expedia”), QH Travel L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“QIA”), and, solely for the purposes of Section 10.22, Juweel Investors (SPC) Limited, an exempted segregated portfolio company with limited liability incorporated under the laws of the Cayman Islands (“Juweel”). The parties hereto (other than the Company, JerseyCo and Juweel) are sometimes hereinafter referred to individually as a “Shareholder” or collectively as the “Shareholders.”

RECITALS

WHEREAS, in connection with the consummation of the transactions contemplated by that certain Business Combination Agreement (the “BCA”), dated as of December 2, 2021, by and between JerseyCo and Apollo Strategic Growth Capital, a Cayman Islands exempted company (“Acquiror”), on May 27, 2022 (the “Original SHA Date”), JerseyCo and Acquiror entered into a Shareholders Agreement with Amex Netherlands, Expedia and Juweel, to provide such shareholders with certain rights and obligations with respect to the Shares and with respect to the Company and JerseyCo (as clarified by those certain letters dated November 17, 2022 and July 10, 2023, the “Original Shareholders Agreement”);

WHEREAS, on or prior to the Effective Date, Amex assigned, transferred, conveyed and delivered all of its right, title and interest in and to all of its Shares to Amex, as a Permitted Transferee of Amex Netherlands under the Original Shareholders Agreement;

WHEREAS, on or prior to the Effective Date, Juweel distributed all of its right, title and interest in and to all of its Shares to its equityholders, including QIA, each as a Permitted Transferee under the Original Shareholders Agreement, which resulted in, among other things, QIA becoming a direct owner of Shares; and

WHEREAS, the parties to this Shareholders Agreement desire to amend and restate the Original Shareholders Agreement to provide for certain rights and obligations with respect to the Shares and with respect to the Company and JerseyCo.

NOW, THEREFORE, in consideration of the premises and of the terms and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Shareholders Agreement, the following terms shall have the meanings ascribed to them below:

“A Ordinary Shares” shall mean voting redeemable shares of JerseyCo designated as ordinary shares with a nominal value of Euro €0.00001, all of which are held as of the Effective Date by the Company, including all such securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof following the Effective Date.

“Acquiror” shall have the meaning ascribed to it in the recitals.

“Advance Amount” shall have the meaning ascribed to it in Section 4.3.1.

“AEMP37 Policy” shall mean the American Express Management Policy 37 relating to controlled entities, effective as of November 15, 2013, as such policy has been or may be amended, restated, modified or supplemented from time to time with respect to all controlled entities, or any successor policy of American Express Company relating to the subject matter thereof.

“Affiliate” of a Person shall mean another Person, directly or indirectly, controlled by, controlling or under common control with such first Person. For purposes of this Shareholders Agreement, (i) the Company, JerseyCo and their Subsidiaries shall be deemed not to be Affiliates of any Shareholder, any Amex Entity, any AXP Stockholder (solely as a result of its ownership of stock in American Express Company) or any of their respective Affiliates, (ii) each QIA Entity shall be deemed to be an Affiliate of QIA and each other QIA Entity, (iii) each Amex Entity shall be deemed to be an Affiliate of Amex and of each other Amex Entity and (iv) no AXP Stockholder (solely as a result of its ownership of stock in American Express Company) shall be deemed to be an Affiliate of Amex or any Amex Entity (solely as a result of its ownership of stock in American Express Company).

“Amex” shall have the meaning ascribed to it in the Preamble.

“Amex Audit Committee” shall mean the Audit and Risk Management & Compliance Committee of American Express Company.

“Amex CE Protocols” shall mean the policies and procedures of American Express Company and its Affiliates that are relevant to a controlled entity, pursuant to the AEMP37 Policy.

“Amex Competitor” shall mean, with respect to Amex, a Person whose prior year revenues, together with that of its Affiliates, (A) generated by its Payment Products business and business of operating a network for Payment Products, in the aggregate, exceeded an amount equal to twenty-five percent (25%) of the prior year annual combined revenues generated by American Express Company and its Affiliates from its Payment Products business, (B) generated by its Card Acceptance and Merchant Services business exceeded an amount equal to twenty-five percent (25%) of the prior year annual combined revenues generated by American Express Company and its Affiliates from its Card Acceptance and Merchant Services business or (C) generated by its Loyalty Services business exceeded an amount equal to twenty-five percent (25%) of the prior year annual combined revenues generated by American Express Company and its Affiliates from its Loyalty Services business, in each case with such revenues to be determined using reasonable assumptions based upon information that is publicly available.

“Amex Confidential Information” shall have the meaning ascribed to it in Section 8.2.1.

“Amex Entity” shall mean any Person formed for the purpose of making a direct or indirect investment in the Amex Shares or all or substantially all of whose assets consist of its direct or indirect ownership interest in the Amex Shares and, if any, cash or cash equivalents.

“Amex Exit Condition” shall mean the occurrence of any of the following events (x) during the Enterprise Compliance Period with respect to clauses (ii) through (v) below or (y) at any time at which Amex owns Shares with respect to clause (i) below: (i) Amex determines in good faith that it is not permitted to hold all or any of its Shares under the Banking Laws in consultation with outside counsel experienced in bank regulatory matters; (ii) Amex identifies a material violation of Specified Laws or other applicable Laws (as determined by Amex in good faith and agreed to by the Risk Management & Compliance Committee), which violation is not remediated (as confirmed by Amex in good faith and agreed to by the Risk Management & Compliance Committee) within thirty (30) days after written notification of such violation is provided by Amex to the Company; (iii) Amex determines in good faith (in consultation with outside counsel experienced in the relevant matter) that a Significant Compliance Failure has occurred and after Amex has discussed its determination with the Risk Management & Compliance Committee; (iv) the Company is in material breach of any of its obligations under the compliance and regulatory provisions and such breach is not cured within thirty (30) days after written notification of such breach is provided by Amex to the Company; or (v) the Company delivers a GBT Notice.

“Amex Netherlands” shall have the meaning ascribed to it in the Preamble.

“Amex Nominees” shall have the meaning ascribed to it in Section 3.1.1(a).

“Amex Notice” shall have the meaning ascribed to it in Section 2.6(a).

“Amex Permitted Transferees” shall mean Amex and any Affiliate of American Express Company.

“Amex Protocol Update” shall have the meaning ascribed to it in Section 3.6.1(c).

“Amex Shareholder” shall mean (i) Amex, for so long as Amex and any Amex Permitted Transferees collectively hold at least fifty percent (50%) of the issued Amex Shares, or (ii) if Amex together with any Amex Permitted Transferees do not collectively hold at least fifty percent (50%) of the issued Amex Shares, the Shareholder, together with its Permitted Transferees, that holds the largest number of issued Amex Shares; provided, however, that Shares acquired pursuant to a Registration Statement (other than a Registration Statement of a type described in any of clauses (i) through (vii) of Section 2.2.1 of the Registration Rights Agreement) or in an open market transaction shall not be taken into account for the purpose of determining the identity of the Amex Shareholder.

“Amex Shares” shall mean the Shares held by Amex on the Effective Date, including all securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof following the Effective Date, including as a result of the issuance of additional Class A Common Stock to Amex on account of its pre-Original SHA Date ownership of Company Ordinary Shares (as defined in the BCA), upon the occurrence of any Triggering Event prior to the Earnout Termination Date.

“Anti-Dilution Offer Notice” shall have the meaning ascribed to it in Section 2.4.1(a).

“Anti-Dilution Offer Period” shall have the meaning ascribed to it in Section 2.4.1(a).

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other U.S. or non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, affecting competition or market conditions through merger, acquisition or other transaction or effectuating foreign investment, in any case that are applicable to the Company, JerseyCo and their Subsidiaries.

“Applicable Commission” shall mean the United States Securities and Exchange Commission or such other foreign securities regulatory commission to which the Company, the Shares or a proposed sale of Shares is subject.

“Applicable Exchange” shall mean the National Exchange on which the Shares are listed.

“Applicable Laws and Requirements” shall have the meaning ascribed to it in Section 3.6.3(b).

“Applicable Securities Laws” shall mean the Securities Act, the Exchange Act or the securities laws, rules and regulations of such other jurisdiction worldwide to which the Company, the Shares or a proposed offering or sale of Shares is subject.

“Articles” means the memorandum and articles of association of JerseyCo adopted from time to time.

“ASC 810” means Accounting Standards Codification (ASC) Topic 810, Consolidations, under GAAP (or any successor interpretations or amendments thereto).

“AXP Stockholder” shall mean any Person that holds shares in American Express Company.

“B Ordinary Shares” shall mean non-voting redeemable shares of JerseyCo designated as ordinary shares with a nominal value of Euro €0.00001, including all such securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof following the Effective Date.

“Banking Laws” shall mean the BHCA, or any other relevant banking Laws, regulations and agency interpretations and guidance.

“BCA” shall have the meaning ascribed to it in the recitals.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended, together with the implementing regulations, applicable interpretations and guidance of the Federal Reserve Board (including the Final Control Rule).

“Board of Directors” shall mean the board of directors of the Company or any successor to the Company.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City, Jersey or London.

“Business Travel Entities” shall mean business entities with annual revenue of at least $10,000,000 (whether or not for profit) and governmental agencies.

“Business Travel Services” shall mean business travel agency services provided to Business Travel Entities pursuant to a stand-alone contract to arrange for the business and commercial travel of their employees, excluding Travel Supplier Services, covering an entire enterprise or one or more business units, geographies or divisions thereof.

“Bylaws” shall mean the Bylaws of the Company, adopted on or about the Original SHA Date, in accordance with the BCA, as amended, restated or otherwise modified from time to time in accordance with its terms and the terms of the Certificate of Incorporation.

“C Ordinary Shares” shall mean non-voting redeemable shares of JerseyCo designated as ordinary shares with a nominal value of Euro €0.00001, including all such securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof following the Effective Date.

“Capital Account” shall have the meaning ascribed to it in Section 5.1.

“Capital Contribution” shall mean, with respect to any holder of JerseyCo Shares, the amount of money or the value of any property or asset (other than money) contributed to JerseyCo (or, during periods prior to December 10, 2019, GBT III) by such holder (or its predecessor in interest). Any property or asset contributed to JerseyCo shall be valued at its Fair Market Value. If, in connection with any Capital Contribution to JerseyCo by a holder of JerseyCo Shares, the Capital Account of such holder is debited with the amount of any liability or indemnifiable loss to which any property contributed by such holder is subject, the amount of such holder’s Capital Contribution shall be reduced by an equal amount.

“Card Acceptance and Merchant Services” shall mean any and all merchant acquiring and card acceptance activities (including in respect of merchants engaged in the Restricted Business), involving, inter alia, financing, fraud prevention, payment processing, marketing, sales development, analytics, reporting and ancillary services, activities as conducted by the Global Merchant and Network Services business of American Express Company and its Affiliates (including, for the avoidance of doubt, any such activities conducted by agents or licensees) and the development, sale, distribution and provision of point-of-sale terminals, software and online solutions to merchants related to such services and activities (and including, for the avoidance of doubt, working with merchants engaged in the Restricted Business to enable the acceptance and operation of payment solutions designed to facilitate the payment and reporting of travel and entertainment services, such as the American Express Business Travel Account, the American Express Travel Agency Card and the American Express Corporate Meeting Card).

“Cardmember Services” shall mean the provision of (i) programs, products, services, benefits and features to cardmembers (or to GNS Travel Services or other licensed issuers, with respect to their cardmembers, or directly to such cardmembers), including Membership Rewards, Payback, Pay with Points, Registered Card and other card sync programs, the earning of points which can be redeemed for travel products and services (e.g., Avios, Nectar), publishing (e.g., Departures magazine), concierge services, airport lounge access, access to frequent flyer programs operated by airlines and loyalty schemes (including those operated by hotel and car hire businesses), access to events and tickets, access to preferential and promotional travel offers and promotions and any other travel-related benefits associated with the applicable card or payment product or service, such as Fine Hotels & Resorts and International Airline Program and/or (ii) digital, mobile and other electronic products or content accessible by cardmembers whether provided by Amex alone, in partnership with any third party (e.g., TripAdvisor) or by such a third party alone.

“Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on or about the Original SHA Date, in accordance with the BCA, as amended, restated or otherwise modified from time to time in accordance with its terms.

“CFC” shall have the meaning ascribed to it in Section 6.3.

“Class A Common Stock” shall mean shares of Class A common stock, par value $0.0001 per share, of the Company, including all such securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof following the Effective Date, including upon the occurrence of any Triggering Event prior to the Earnout Termination Date.

“Class A-1 Preferred Stock” shall mean shares of Class A-1 Preferred Stock, par value $0.00001 per share, of the Company.

“Class B Common Stock” shall mean shares of Class B common stock, par value $0.0001 per share, of the Company, including all such securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof following the Effective Date.

“Class B-1 Preferred Stock” shall mean shares of Class B-1 Preferred Stock, par value $0.00001 per share, of the Company.

“Class X Common Stock” shall mean Class X common stock, par value $0.0001 per share, of the Company, including all such securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof following the Effective Date.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Committees” shall have the meaning ascribed to it in Section 3.2.1.

“Company” shall have the meaning ascribed to it in the Preamble and includes the Company’s successors by merger, acquisition, reorganization or otherwise.

“Company Common Stock” shall mean, as the context requires, Class A Common Stock, Class B Common Stock or Class X Common Stock.

“Compliance Group” shall have the meaning ascribed to it in Section 3.6.3(a).

“Compliance Protocols” shall have the meaning ascribed to it in Section 3.6.1(b).

“Conditions” shall have the meaning ascribed to it in Section 2.4.1(b).

“Confidential Information” shall have the meaning ascribed to it in Section 8.2.1.

“Consulting and Data Services” shall mean (i) consulting, analytical and advisory services and (ii) data analytics and reporting services.

“controlled entity” shall mean an entity that is “controlled” by American Express Company or any of its Affiliates, as “control” is defined under the BHCA.

“Covered Actions” shall have the meaning ascribed to it in Section 3.6.9(a).

“D&O Insurance” shall have the meaning ascribed to it in Section 3.1.4.

“decontrol position” shall have the meaning ascribed to it in Section 2.2.2(d).

“Direct Holder” shall mean any Person that directly holds equity interests in a Person.

“Director Indemnification Agreement” shall have the meaning ascribed to it in Section 3.1.4(e).

“Distribution” shall mean each distribution in respect of JerseyCo Shares made by JerseyCo to a holder of JerseyCo Shares (including distributions made pursuant to Section 4.2), whether in cash, property or securities of JerseyCo and whether pursuant to Article IV or by liquidating distribution, redemption, repurchase or otherwise.

“Earnout Termination Date” shall mean the date that is five (5) years after the Original SHA Date.

“Effective Date” shall have the meaning ascribed to it in the Preamble.

“End of Quarter Dilutive Issuance” shall have the meaning ascribed to it in Section 2.4.1(c).

“Engaged in a USTB” shall mean engaged in a trade or business within the United States, as that term is used in part I (Section 861 and following) and part II (Section 871 and following), subchapter N, chapter 1 of the Code, and chapter 3 (Section 1441 and following) of the Code, and in each case the Treasury Regulations thereunder.

“Enterprise Compliance Period” shall mean the period that commenced on the Initial Effective Date and continues until the time at which Amex and the Company mutually determine in good faith, in consultation with outside counsel experienced in bank regulatory matters, that American Express Company no longer “controls” the Company; provided that:

(i)            if and when (x) American Express Company ceases to “control” five percent (5%) or more of any class of voting securities of the Company and (y) American Express Company’s ownership interest in, and other relationships with, the Company do not otherwise trigger any presumption of control under the Final Control Rule (as applicable to an investor that controls less than 5% of a class of voting securities), then Amex and the Company will commence good faith discussions to determine whether or not American Express Company continues to “control” the Company (including through discussions with outside counsel experienced in bank regulatory matters) and, if Amex believes American Express Company does continue to “control” the Company, Amex will bear the burden of demonstrating why American Express Company still controls the Company; provided, further, that if all presumptions of control under the Final Control Rule that Amex believes exist (if any) are triggered solely as a result of one or more of the compliance and regulatory provisions in this Shareholders Agreement, then such applicable compliance and regulatory provisions in this Shareholders Agreement will be terminated (and the parties agree to take appropriate actions to terminate such provisions, including by amending this Shareholders Agreement); and

(ii)            notwithstanding the foregoing, prior (and as a condition) to reaching a determination that American Express Company no longer “controls” the Company for purposes of (i) above, Amex may require that it receive an opinion or other written confirmation by the staff of the Federal Reserve Board to the effect that American Express Company no longer “controls” the Company. A written confirmation provided by the Federal Reserve Board will also satisfy any such requirement.

As used in this definition of Enterprise Compliance Period, the terms “control” and “voting securities” shall have the meanings ascribed to them under the BHCA and the Final Control Rule. The calculation of any percentage of any class of voting securities shall be as calculated under the BHCA and the Final Control Rule.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” shall mean that certain Exchange Agreement, dated as of May 27, 2022 (as clarified by that letter dated November 9, 2022, as amended on July 10, 2023 and as further clarified, supplemented or amended from time to time), by and among the Company, JerseyCo and each holder of B Ordinary Shares from time to time party thereto.

“Exchange Committee” shall have the meaning ascribed to it in the Exchange Agreement.

“Excluded Securities” shall mean:

(a)            securities, options, warrants or other securities convertible into or exercisable or exchangeable for any such securities, in each case, issued by the Company, JerseyCo or any of their Subsidiaries to officers, employees, directors or consultants of the Company, JerseyCo or their Subsidiaries as compensation for services pursuant to a plan approved by the Board of Directors;

(b)            securities issued by the Company, JerseyCo or any of their Subsidiaries in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof;

(c)            securities issued by the Company, JerseyCo or any of their Subsidiaries as consideration in a consolidation, merger, acquisition (including the purchase of all or substantially all of the assets of an acquired business), partnership, joint venture, strategic alliance, bona fide lending transaction or investment or similar transaction, in each case, by or involving the Company, JerseyCo or any of their Subsidiaries, on the one hand, and a Person that is not an Affiliate of the Company, on the other hand;

(d)            securities issued by a Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company (other than any securities issued by JerseyCo to the Company); or

(e)            Shares issued by the Company or JerseyCo pursuant to an Exchange (as defined in the Exchange Agreement).

“Expedia” shall have the meaning ascribed to in the preamble.

“Expedia Nominee” shall have the meaning ascribed to it in Section 3.1.1(a).

“Expedia Permitted Transferee” shall mean Expedia, Expedia Group, Inc. and any Affiliate of Expedia Group, Inc.

“Expedia Shareholder” shall mean (i) Expedia, for so long as Expedia and any Expedia Permitted Transferees collectively hold at least fifty percent (50%) of the issued Expedia Shares, or (ii) if Expedia together with any Expedia Permitted Transferees do not collectively hold at least fifty (50%) of the issued Expedia Shares, the Shareholder, together with its Permitted Transferees, that holds the largest number of issued Expedia Shares; provided, however, that Shares acquired pursuant to a Registration Statement (other than a Registration Statement of a type described in any of clauses (i) through (vii) of Section 2.2.1 of the Registration Rights Agreement) or in an open market transaction shall not be taken into account for purpose of determining the identity of the Expedia Shareholder.

“Expedia Shares” shall mean the Shares held by Expedia on the Effective Date, including all securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof following the Effective Date.

“Fair Market Value” shall mean a value agreed upon by the Principal Shareholders and the Expedia Shareholder.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Final Control Rule” means the Federal Reserve Board’s final rule on Control and Divestiture Proceedings (85 Fed. Reg. 12398), as codified in Regulation Y.

“Foreign Exchange Services” shall mean foreign exchange and currency payment, exchange, sale, transfer and transmission services and products (including prepaid products), wholesale and retail, for individuals or businesses. Foreign Exchange Services may be offered in person, telephonically, via the internet or utilizing electronic or other mediums, and includes services offered to travelers at airports and other locations, either directly or through partners.

“GAAP” shall mean United States generally accepted accounting principles.

“GBT III” shall mean GBT III B.V., a private company with limited liability organized under the laws of the Netherlands.

“GBT Equivalent Protocols” shall have the meaning ascribed to it in Section 3.6.1(b).

“GBT Notice” shall have the meaning ascribed to it in Section 2.6(b).

“GBT Protocol Update” shall have the meaning ascribed to it in Section 3.6.1(c).

“GBT UK” shall mean GBT Travel Services UK Limited, a private company with limited liability organized under the laws of the England and Wales.

“GBTMP37” shall mean the management policy of the Company that corresponds to the AEMP37 Policy.

“GNS Travel Services” shall mean Travel Servicing, Airport Lounge, Private Jet, Cruise, Fine Hotels & Resorts and International Airline services and programs provided to third-party banks and other licensed issuers with respect to consumer cards and corporate platinum cards.

“Governmental Entity” shall mean a court, arbitral tribunal, administrative agency or commission or any federal, state, local, national or supranational governmental or regulatory authority or agency in any jurisdiction worldwide (including any self-regulatory organization).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“ICDR” shall mean the International Centre for Dispute Resolution of the American Arbitration Association.

“ICDR Rules” shall have the meaning ascribed to it in Section 10.8(c).

“Independent Nominees” shall have the meaning ascribed to it in Section 3.1.1(a).

“Initial Effective Date” shall mean June 30, 2014.

“Insurance Services” shall mean any and all insurance products, benefits and services that American Express Company or any of its Affiliates, currently or in the future, sells, solicits, negotiates, underwrites, services or otherwise makes available to its customers, regardless of whether (i) those products are underwritten and/or serviced by American Express Company, any of its affiliates or a third party and/or (ii) those products, benefits and services are provided on a no-additional charge or fee basis.

“Interlocks Act” shall mean the Depository Institution Management Interlocks Act.

“IRS” means the U.S. Internal Revenue Service.

“JerseyCo” shall have the meaning ascribed to it in the Preamble and includes JerseyCo’s successors by merger, acquisition, reorganization or otherwise.

“JerseyCo Shares” means, as the context requires, A Ordinary Shares, B Ordinary Shares, C Ordinary Shares or Z Ordinary Shares.

“Juweel” shall have the meaning ascribed to it in the Preamble.

“Laws” shall mean any statute, law, ordinance, order, rule or regulation enacted by a Governmental Entity (including, for the avoidance of doubt, the Companies (Jersey) Law 1991, as amended).

“Leisure and Retail Travel Services” shall mean (i) any travel and travel-related products, services, programs, benefits or features (other than Business Travel Services) and (ii) any meetings and events services (other than Meetings & Events Services). For the avoidance of doubt, Leisure and Retail Travel Services shall include any and all retail or consumer travel and travel-related services, including retail and consumer travel services provided by American Express Travel & Lifestyle Services (Amex’s global consumer travel business unit).

“Lending Activity” shall mean the provision of credit, including through permitted borrowing on credit and charge cards.

“Licensed and Network Services” shall mean the licensing of third parties to engage in Card Acceptance and Merchant Services or Loyalty Services or for the issuance or provision of Payment Products (including GNS Travel Services licenses designed to facilitate the payment of meetings and events, such as the American Express Meeting Card).

“Losses” shall have the meaning ascribed to it in Section 10.16.

“Loyalty Services” shall mean loyalty and rewards services, including (i) sponsoring or operating loyalty program platforms to or on behalf of other businesses, (ii) operating loyalty coalitions or (iii) travel specific loyalty or rewards benefits, programs or services, in each case, regardless of medium or counterparty.

“Management Compliance Coordination Committee” shall have the meaning ascribed to it in Section 3.6.2(a).

“Material Action” shall mean any claim, suit, arbitration, inquiry or investigation by or before any Governmental Entity that: (i) alleges monetary damages or liabilities in excess of $10,000,000 in the aggregate; (ii) is of a criminal, regulatory or civil enforcement nature; (iii) alleges material violations of Applicable Securities Laws or violations of Antitrust Law or willful misconduct; or (iv) is otherwise material to the Company and its Subsidiaries taken as a whole.

“Meetings & Events Services” shall mean the provision of planning and organization services for corporate meetings and events for Business Travel Entities; provided that such meetings or events are (i) developed and funded by such Business Travel Entity in connection with its business and (ii) not related to any other event or relationship with American Express Company and its Affiliates (e.g., Amex staff events, client or business partner events (e.g., American Express Corporate card events, GNS Travel Services events, American Express OPEN events, Card Acceptance and Merchant Services events), sponsorships or marketing-related events (including marketing that is on behalf of American Express Company and its Affiliates)).

“National Exchange” shall mean any of the New York Stock Exchange LLC, NYSE MKT LLC, The Nasdaq Stock Market LLC, the London Stock Exchange or Euronext Paris or such other stock exchange as is mutually agreed by each of the Principal Shareholders.

“Non-U.S. Source Income” shall mean items of gross income from sources without the United States as determined under the Code and the Treasury Regulations thereunder.

“Offered Securities” shall mean (i) equity securities of the Company or JerseyCo, as applicable, or (ii) securities convertible into or exercisable or exchangeable for equity securities of the Company or JerseyCo, as applicable, in each case other than Excluded Securities.

“Operating Agreements” shall mean (i) this Shareholders Agreement; (ii) the Global Commercial Services Operating Agreement by and between GBT UK (as assignee of GBT III) and American Express Travel Related Services Company, Inc., dated as of June 30, 2014; (iii) the Consumer Services Operating Agreement by and between GBT UK (as assignee of GBT III) and American Express Travel Related Services Company, Inc., dated as of June 30, 2014; (iv) the Worldwide Agreement for American Express Card Acceptance by and between GBT UK (as assignee of GBT III) and American Express Travel Related Services Company, Inc., American Express Payment Services Limited and American Express Payments Europe S.L., dated as of June 30, 2014; (v) the Global Corporate Services Commercial Account Agreement by and between GBT UK (as assignee of GBT III) and American Express Travel Related Services Company, Inc., dated as of June 30, 2014; (vi) the Merchant Bonus Points Program Agreement by and between GBT UK (as assignee of GBT III) and American Express Travel Related Services Company, Inc., dated as of June 30, 2014; (vii) the Travel & Lifestyle Services Operating Agreement by and between GBT UK (as assignee of GBT III) and American Express Travel Related Services Company, Inc., dated as of June 30, 2014; (viii) the Trademark License Agreement; (ix) the Third Business Travel Services Agreement by and between GBT UK and American Express Travel Related Services Company, Inc., dated as of October 20, 2020, as amended; and (x) the Second Meetings and Events Services Agreement by and between GBT UK and American Express Travel Related Services Company, Inc., dated as of March 1, 2020, in each case, as has been or may be amended, restated, modified, supplemented or replaced from time to time.

“Original SHA Date” shall have the meaning ascribed to it in the recitals.

“Original Shareholders Agreement” shall have the meaning ascribed to it in the recitals.

“Partnership Audit Rules” shall mean Subchapter C of Chapter 63 of the Code, as amended from time to time, any Treasury Regulations or other administrative interpretations or guidance thereunder, and any similar provisions of state, local or foreign Tax law.

“Partnership Representative” shall mean (i) with respect to Tax Years to which the Partnership Audit Rules (as amended by the Bipartisan Budget Act of 2015) apply, the person designated pursuant to Section 6.9 to serve as the partnership representative for purposes of Subchapter C of Chapter 63 of the Code and, as appropriate, the person designated to serve a similar role or function under any other Partnership Audit Rules, and (ii) with respect to Tax Years to which the Partnership Audit Rules (as amended by the Bipartisan Budget Act of 2015) do not apply, the same meaning as “tax matters partner” as set forth in Section 6231(a)(7) of the Code (as in effect prior to the repeal of such Section pursuant to the Bipartisan Budget Act of 2015), and means the Shareholder designated as such pursuant to Section 6.9.

“Partnership Tax Audit” shall mean a Tax audit under the Partnership Audit Rules.

“Pass-Through Entity” shall mean (i) a partnership, or (ii) an entity disregarded from its sole owner, as applicable, in each case for U.S. federal income Tax purposes.

“Payment Products” shall mean (i) the issuance of consumer, small business, corporate and/or commercial (including government and other public entity) payment products, including charge, prepaid (e.g., traveler’s cheques, travel card, gift cards and gift certificates) and credit card and payment products and services and including co-branded and/or affinity card products and services or third-party branded card products and services featuring, in each case, the brand of any third party, including the brand of providers of the Restricted Business, (ii) payment solutions designed to facilitate the payment and reporting of travel and entertainment services (including Business Travel Services, Meetings & Events Services and Leisure and Retail Travel Services), such as the American Express Business Travel Account, the American Express Travel Agency Account and the American Express Corporate Meeting Card and (iii) Cardmember Services; in each of (i) through (iii) above, to consumers, small businesses, corporate and/or commercial entities (including government and other public entities) and regardless of form (e.g., any digital, mobile or other electronic version of such products and services).

“Percentage Interest” shall mean, with respect to any holder of Shares, at any given time, unless otherwise specified in this Shareholders Agreement, the quotient, expressed as a percentage, of (i) the aggregate number of (A) shares of Class A Common Stock of the Company, (B) shares of Class A-1 Preferred Stock of the Company and (C) B Ordinary Shares of JerseyCo held by such holder divided by (ii) the total number of issued (A) shares of Class A Common Stock of the Company, (B) shares of Class A-1 Preferred Stock of the Company and (C) B Ordinary Shares of JerseyCo; provided that for purposes of ascertaining a holder’s (including the Company’s) relative Percentage Interest in JerseyCo in Article IV, clauses (A) and (B) in both the dividend and the divisor shall be deemed replaced with a reference to A Ordinary Shares.

“Permitted Transferee” shall mean Amex Permitted Transferees, Expedia Permitted Transferees or QIA Permitted Transferees, as applicable.

“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, government (or any department or agency thereof) or other entity.

“PFIC” shall have the meaning ascribed to it in Section 6.2.

“Principal Shareholder” shall mean each of the Amex Shareholder and the QIA Shareholder and “Principal Shareholders” shall mean both of them.

“Public Offering” means the offer and sale of Registrable Securities (or, with respect to Section 2.4.2, any Offered Securities) for cash pursuant to an effective Registration Statement under the Applicable Securities Laws (other than a Registration Statement on Form S-4 or Form S-8 or any successor form).

“Pull-In Procedures” shall have the meaning ascribed to it in Section 6.9(b)(iv).

“QIA” shall have the meaning ascribed to it in the Preamble.

“QIA Entity” shall mean any Person formed for the purpose of making a direct or indirect investment in QIA Shares or all or substantially all of whose assets consist of its direct or indirect ownership interest in the QIA Shares and, if any, cash or cash equivalents.

“QIA Nominees” shall have the meaning ascribed to it in Section 3.1.1(a).

“QIA Permitted Transferees” shall mean QIA, QIA Retail Holding LLC and any Affiliate of Qatar Investment Authority.

“QIA Shareholder” shall mean (i) QIA or any QIA Permitted Transferee designated in writing to the Company for so long as QIA and any QIA Permitted Transferees collectively hold at least fifty percent (50%) of the issued QIA Shares, or (ii) if QIA together with any QIA Permitted Transferees do not collectively hold at least fifty percent (50%) of the issued QIA Shares, the Shareholder, together with its Permitted Transferees, that holds the largest number of QIA Shares; provided, however, that Shares acquired by any Shareholder pursuant to a Registration Statement (other than a Registration Statement of a type described in any of clauses (i) through (vii) of Section 2.2.1 of the Registration Rights Agreement) or in an open market transaction shall not be taken into account for the purpose of determining the identity of the QIA Shareholder.

“QIA Shares” shall mean the Shares held by QIA on the Effective Date, including all securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof following the Effective Date, including as a result of the issuance of additional Class A Common Stock to QIA on account of Juweel’s pre-Original SHA Date ownership of Company Ordinary Shares (as defined in the BCA), upon the occurrence of any Triggering Event prior to the Earnout Termination Date.

“Registrable Securities” shall mean Class A Common Stock; provided, however, as to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities when (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Applicable Securities Laws and such securities shall have been disposed of in accordance with such Registration Statement, (ii) such securities shall have been sold under circumstances in which all of the applicable conditions of Rule 144 (or any successor provision under the Securities Act or similar provision under Applicable Securities Laws) have been met, (iii) such securities shall have been otherwise transferred and new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company or (iv) such securities shall have ceased to be outstanding.

“Registration Rights Agreement” means that certain Amended and Restated Registration Right Agreement, dated as of May 27, 2022, made and entered into by and among the Company, certain equityholders of the Sponsor and certain former equityholders of JerseyCo.

“Registration Statement” shall mean a registration statement relating to the offering of securities under Applicable Securities Laws.

“Regulated Holder” shall mean a bank holding company subject to the provisions of the Banking Laws, together with its affiliates (as defined in Regulation Y (12 C.F.R. Part 225)).

“Representative” shall mean, with respect to any Shareholder or its Permitted Transferee, a director, officer, employee, shareholder, member, partner, agent, counsel, auditor, investment advisor, consultant or other representative of such Person.

“Restricted Business” shall mean the provision of Business Travel Services.

“Restricted Competitor” shall have the meaning ascribed to it in Section 7.1.2.

“Restricted Confidential Information” shall mean any Confidential Information in written or electronic form regarding the Company, JerseyCo and their Subsidiaries furnished to Shareholders that is competitively sensitive, including strategic plans, marketing plans, pricing policies and pricing information relating to specific customers or counterparties.

“Restricted Employees” shall have the meaning ascribed to it in Section 7.2.

“Restricted Person” shall have the meaning ascribed to it in Section 2.1.3.

“Restricted Shareholder” shall mean any Principal Shareholder who owns a Percentage Interest of at least twenty-five percent (25%).

“Risk Management & Compliance Committee” shall have the meaning ascribed to it in Section 3.2.3(a).

“Rule 144” shall mean Rule 144 under the Securities Act.

“Sanctioned Person” shall have the meaning ascribed to it in Section 2.1.3.

“Sanctions Regulations” shall have the meaning ascribed to it in Section 2.1.3.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder” shall have the meaning ascribed to it in the Preamble.

“Shareholder Indemnitee” shall have the meaning ascribed to it in Section 10.16.

“Shareholder Nominee” shall mean each of the Amex Nominees, the QIA Nominees and the Expedia Nominee.

“Shareholders Agreement” shall have the meaning ascribed to it in the Preamble.

“Shares” shall mean, as the context requires, Company Common Stock or JerseyCo Shares and all other securities of the Company or JerseyCo, as applicable, received on account of ownership of such equity interests, including all securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof following the Effective Date.

“Significant Compliance Failure” shall mean any action or event that (i) has a significant risk of resulting in a material violation or material non-compliance by the Company and its Affiliates of the Applicable Laws and Requirements and that such material violation or material non-compliance would lead to or result in a Material Action brought by or on behalf of a Governmental Entity against Amex, the Company or any of their respective Affiliates and (ii) is unlikely to be prevented, mitigated or altered in a way that would avoid such material violation or material non-compliance after such action or event is reported to Amex pursuant to Section 3.6.3(f), the Management Compliance Coordination Committee and the Risk Management & Compliance Committee.

“Specified Laws” shall mean, collectively, the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, the Sanctions Regulations or any other applicable anti-bribery, anti-corruption, anti-money laundering or sanctions Laws.

“Sponsor” means APSG Sponsor, L.P., a Cayman Islands exempted limited partnership.

“Sponsor Designee” shall have the meaning ascribed to it in Section 3.1.1(a).

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other Person or Persons performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interests in such partnership); provided that the Company shall not be deemed to be a Subsidiary of any other party for purposes of this Shareholders Agreement.

“Tax” shall mean any U.S. federal, state, local or foreign tax or other governmental charge, fee, levy or assessment of whatever kind or nature, including all income, gross receipts, windfall profits, severance, property, physical improvements and infrastructure, production, sales, use, license, excise, franchise, employment, premium, recording, documentary, transfer, back-up withholding, turnover, net asset, capital gains, value added, estimated, ad valorem, payroll, employee withholding, stamp, customs, occupation or similar taxes, and any social charges or contributions together with any interest, additions or penalties with respect to these taxes and any interest in respect of any additions or penalties.

“Tax Distribution” shall have the meaning ascribed to it in Section 4.2.

“Tax Distribution Amount” shall mean with respect to the Company and each Tax Year of JerseyCo, an amount sufficient to enable the Company to satisfy its liabilities for Taxes (including estimated Taxes), as reasonably determined by the Board of Directors.

“Tax Form” shall have the meaning ascribed to it in Section 6.1.3.

“Tax Returns” shall have the meaning ascribed to it in Section 6.1.1.

“Tax Year” shall mean the taxable year required pursuant to the Code and the Treasury Regulations promulgated thereunder, including Section 706 thereof.

“Trademark License Agreement” shall mean the Amended and Restated Trademark License Agreement between GBT UK and (i) solely for purposes of Section 1.2 therein, JerseyCo, (ii) solely for purposes of Sections 1.3 and 3.1(c)(i) therein, GBT US LLC, (iii) solely for purposes of Sections 1.2, 2.1(c)(i) and 13.4 therein, the Company, and (iv) solely for purposes of Section 1.3 therein, GBT III, and American Express Travel Related Services Company, Inc., dated as of June 30, 2014.

“Transactions” shall have the meaning ascribed to it in Section 3.6.3(b).

“Transfer” shall mean to sell, assign, pledge or encumber or otherwise transfer, directly or indirectly (including through the use of swaps, options or other derivatives), or to enter into any agreements with respect of any of the foregoing, whether or not for consideration.

“Travel Supplier Services” means the ownership or operation of hotels, resorts, other lodging providers, airlines, rail, car rental and other transportation providers.

“Treasury Regulations” shall mean the regulations (whether in proposed, final or temporary form) promulgated under the Code by the U.S. Department of the Treasury, as amended.

“Treaty” shall mean the Convention between the Government of the United States of America and the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and on Capital Gains, the Convention Between the Government of the United States of America and the Government of the Kingdom of the Netherlands for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, and any amendments, protocols or successor income Tax treaty thereto.

“Treaty Information” shall have the meaning ascribed to it in Section 4.3.2(a).

“Triggering Event” means, with respect to any C Ordinary Share, the occurrence of any Earnout Achievement Date (as defined in the BCA) (but only if occurring on or prior to the Earnout Termination Date).

“U.S. Source Income” shall mean items of gross income from sources within the United States as determined under the Code and the Treasury Regulations thereunder.

“Z Ordinary Shares” shall mean non-voting non-redeemable shares of JerseyCo designated as ordinary shares with a nominal value of Euro €0.00001, including all such securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof following the Effective Date.

ARTICLE II

TRANSFERS OF SHARES; COMPLIANCE WITH LAWS; DECONTROL

2.1.            Limitations on Transfers.

2.1.1.            Transfers Generally; Recordation. Neither the Company nor JerseyCo shall record upon its books any Transfer of Shares (other than A Ordinary Shares) held or owned by any of the Shareholders to any other Person, except Transfers made in accordance with this Shareholders Agreement, the constitutional and governing documents of the Company or JerseyCo (including the Articles), as applicable, and the Exchange Agreement. Neither the Company nor JerseyCo shall enter into any agreement restricting the Transfer of Shares by any Shareholder that would otherwise be permitted under this Shareholders Agreement, the constitutional and governing documents of the Company or JerseyCo (including the Articles), as applicable, and the Exchange Agreement without the prior written consent of such Shareholder (acting in its individual sole discretion).

2.1.2.            Obligations of Transferees. No Transfer of B Ordinary Shares, C Ordinary Shares, Z Ordinary Shares, Class B Common Stock or Class B-1 Preferred Stock by the Company or a Shareholder otherwise permitted pursuant to this Shareholders Agreement shall be effective unless (a) the Transferee shall have (i) given prior written notice of such Transfer, which prior notice shall be satisfied by the delivery of the document described in (ii) below, and (ii) executed an appropriate document in form and substance reasonably satisfactory, to, with respect to a Transfer of such JerseyCo Shares, JerseyCo and, with respect to a Transfer of Class B Common Stock or Class B-1 Preferred Stock, the Company, confirming that the Transferee takes such Shares subject to all the terms and conditions of this Shareholders Agreement, and (b) such document shall have been delivered to and approved by, with respect to a Transfer of such JerseyCo Shares, JerseyCo and, with respect to a Transfer of Class B Common Stock or Class B-1 Preferred Stock, the Company, prior to such Transferee’s acquisition of such Shares, such approval not to be unreasonably withheld, conditioned or delayed.

2.1.3.            Prohibitions on Transfer. Notwithstanding anything to the contrary in this Shareholders Agreement, except (i) in a public sale pursuant to a Registration Statement, (ii) as otherwise expressly permitted by this Section 2.1.3, (iii) in connection with a sale pursuant to a public tender offer, (iv) a pro rata distribution of its Class A Common Stock by Expedia Group, Inc. to its shareholders or (v) with the express prior written consent of (x) each of the Principal Shareholders and the Expedia Shareholder (acting in their individual sole discretion), for as long as such Principal Shareholder’s or Expedia Shareholder’s Percentage Interest is at least five percent (5%), and (y) for so long as the Trademark License Agreement remains in effect, Amex and each Shareholder agrees with the Company (and only with the Company) that such Shareholder (or its respective Permitted Transferees) shall not, at any time, directly or indirectly, Transfer any Shares: (a) to any Person listed in Schedule 2.1.3 of this Shareholders Agreement, their respective successors in interest and, except as expressly indicated in Schedule 2.1.3, their respective Affiliates, as such list may be modified from time to time in accordance with the provisions of this Section 2.1.3 (any such listed Person, each of their respective successors in interest and, except as expressly indicated in Schedule 2.1.3, each of their respective Affiliates shall be a “Restricted Person”); (b) to any Person that is a Bank Holding Company or “controlled” by a Bank Holding Company under the BHCA if such Transfer could reasonably be expected to result in the Company being deemed to be “controlled” by such Transferee under the BHCA; (c) if such Transfer would give rise to a divestiture requirement by or operational change with respect to the Company or create any material restraints on the Company’s operation of its and its Subsidiaries’ (including JerseyCo’s) business then conducted at the time of the proposed Transfer, including under the HSR Act or other applicable competition law, Banking Laws, Section 721 of the Defense Production Act of 1950, as amended, or any similar restraints (except to the extent of any such divestitures, operational changes and restraints to which the Company has previously agreed and is then subject); or (d) to any Person, if the Transfer of Shares to such Person would be or would reasonably be expected to be a violation of any program, regulation or rule administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the Member States of the European Union or other relevant governmental (either individual or multi-national) sanctions authority (such programs, rules and regulations, “Sanctions Regulations” and such Person, a “Sanctioned Person”). For so long as American Express Company or its Affiliates is a Principal Shareholder and, collectively with its Affiliates, owns a Percentage Interest of at least five percent (5%), Amex, by notice to the Company and subject to the prior written agreement of the other Principal Shareholder and the Expedia Shareholder (such agreement not to be unreasonably withheld, conditioned or delayed), may modify the list of Amex Competitors set forth in Schedule 2.1.3, at any time (including in connection with a proposed Transfer of Shares by any Shareholder), by (A) adding the name of a Person thereto who is an Amex Competitor or (B) deleting therefrom the name of any such Person included on Schedule 2.1.3 as an Amex Competitor. For so long as its Percentage Interest is at least five percent (5%), QIA, by notice to the Company and subject to the prior written agreement of the other Principal Shareholder and the Expedia Shareholder (such agreement not to be unreasonably withheld, conditioned or delayed), may modify the list of Amex Competitors set forth on Schedule 2.1.3, at any time (including in connection with a proposed Transfer of Shares by any Shareholder); provided that, if the other Principal Shareholder is American Express Company or its Affiliates, such modification shall be limited to the deletion of any such Person who no longer qualifies as an Amex Competitor.

2.1.4.            Cooperation. In the event of any Transfer permitted by this Article II (and, for the avoidance of doubt, the constitutional and governing documents of the Company or JerseyCo (including the Articles), as applicable, and the Exchange Agreement), each of the Company and JerseyCo, as applicable, shall cooperate with the Transferor and shall use its commercially reasonable efforts, at the expense of such Transferor, to assist the Transferor with its preparation of any required regulatory filings and notices of such Transferor, including under the HSR Act or other applicable competition law or Banking Laws or Section 721 of the Defense Production Act of 1950, as amended, and provide any information required for such Transferor to complete such filings or notices; provided that neither the Company nor JerseyCo shall be required to take any of the following actions:

(a)            any action that would result in a violation of the Compliance Protocols, the GBT Equivalent Protocols or the Banking Laws;

(b)            proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or disposition of assets or businesses of the Company, JerseyCo or their Subsidiaries or the non-Transferring Shareholders or any of their respective Affiliates;

(c)            taking or committing to take actions that would materially limit the freedom of action of any of the Company, JerseyCo or their Subsidiaries with respect to their ability to retain one or more of their businesses, product lines or assets; or

(d)            any actions that would otherwise materially adversely impact the operations of the Company, JerseyCo or their Subsidiaries;

provided, however, that the limitations of the immediately preceding proviso shall not apply to the extent of any divestitures, operational changes or other restraints to which the Company or any non-Transferring Shareholder, as applicable, have previously agreed and are then subject.

2.2.            Compliance with Laws.

2.2.1.            Compliance with Applicable Securities Laws. No Shareholder shall Transfer any Shares unless the Transfer is made in accordance with the terms of this Shareholders Agreement and (a) the Transfer is pursuant to an effective Registration Statement and in compliance with any other Applicable Securities Laws, including state securities or “blue sky” laws, or (b) such Shareholder shall have furnished the Company with (i) a written opinion of counsel, if reasonably requested by the Company, which opinion of counsel shall be reasonably satisfactory to the Company, to the effect that no such registration is required because of the availability of an exemption from registration under the Applicable Securities Laws and under any other Applicable Securities Laws, including state securities or “blue sky” laws, and that the Transfer otherwise complies with any Applicable Securities Laws, and (ii) a written agreement containing such representations and covenants of such Shareholder as are reasonably requested by the Company to ensure compliance with any Applicable Securities Laws. In addition, any direct Transfer of Shares permitted under this Shareholders Agreement shall be required to be effected pursuant to a share transfer form lodged with the Company or JerseyCo, as applicable, in accordance with applicable Law and the Articles.

2.2.2.            Amex Exit Condition.

(a)            For so long as American Express Company or any of its Affiliates holds any Shares of the Company, if an Amex Exit Condition occurs, (x) the Company shall provide Amex with any information (subject to Section 8.2) and other cooperation reasonably requested by Amex related to such Amex Exit Condition and related to Amex’s determination as to whether and how to pursue a decontrol position, and (y) in order to effect a decontrol position:

(i)            American Express Company or any of its Affiliates that holds any Shares of the Company may convert (whether by exchange or otherwise) all or any of its Shares of the Company to “nonvoting securities” (as defined in the Federal Reserve Board’s Regulation Y) in accordance with Section 2.2.2(c);

(ii)            American Express Company or any of its Affiliates that holds any Shares of the Company may immediately exercise any demand registration rights pursuant to the Registration Rights Agreement, subject to the restrictions and limitation set forth in Section 3.4 thereof (other than the restrictions and limitations set forth in Sections 3.4.2(a) and 3.4.2(c) thereof), but without any regard to any other restriction set forth therein; provided that, if an Amex Exit Condition occurs solely pursuant to clauses (ii) or (iii) of the definition thereof, neither American Express Company nor any of its Affiliates shall have any rights pursuant to this Section 2.2.2(a)(ii) unless such violation or Significant Compliance Failure, as applicable, is not remediated within the applicable cure period set forth in a remediation plan approved by the Management Compliance Coordination Committee (or the Risk Management & Compliance Committee if there is any disagreement among the members of the Management Compliance Coordination Committee that requires such escalation); and

(iii)            American Express Company or any of its Affiliates that holds any Shares of the Company may Transfer all or any of its Shares to any third party subject to the restrictions set forth in clause (d) of Section 2.1.3, but without regard to any other restrictions or limitations on transferability; provided that, if an Amex Exit Condition occurs solely pursuant to clauses (ii) or (iii) of the definition thereof, neither American Express Company nor any of its Affiliates shall have any rights pursuant to this Section 2.2.2(a)(iii) unless such violation or Significant Compliance Failure, as applicable, is not remediated within the applicable cure period set forth in a remediation plan approved by the Management Compliance Coordination Committee (or the Risk Management & Compliance Committee if there is any disagreement among the members of the Management Compliance Coordination Committee that requires such escalation).

(b)            If American Express Company or any of its Affiliates that holds any Shares of the Company desires to engage in a transaction pursuant to this Section 2.2.2, American Express Company shall deliver a written notice to the Company to that effect.

(c)            In furtherance of Section 2.2.2(a)(i), (i) if and when requested by American Express Company pursuant to Section 2.2.2(a)(i), the Company shall take such actions as may be required to issue in exchange for all or a portion of Amex Shares an equal number of “nonvoting securities” (with Class A Common Stock, if any, being exchanged for Class A-1 Preferred Stock of the Company and Class B Common Stock, if any, being exchanged for Class B-1 Preferred Stock of the Company) and (ii) the Company shall keep available at all times (A) out of its authorized but unissued shares of Class A-1 Preferred Stock, such number of shares Class A-1 Preferred Stock that shall be issuable upon an exchange of all shares of Class A Common Stock held by American Express Company and its Affiliates pursuant to Section 2.2.2(a)(i) and this Section 2.2.2(c), and (B) out of its authorized but unissued shares of Class B-1 Preferred Stock, such number of shares of Class B-1 Preferred Stock that shall be issuable upon an exchange of all shares of Class B Common Stock held by American Express Company and its Affiliates pursuant to Section 2.2.2(a)(i) and this Section 2.2.2(c). If American Express Company and the Company mutually determine in good faith, in consultation with outside counsel experienced in bank regulatory matters, that, as a result of a change in applicable Law, Class A-1 Preferred Stock and/or Class B-1 Preferred Stock having such terms as are set forth in the form of certificate of designations attached hereto as Schedule 2.2.2(c) would not be “nonvoting securities” for purposes of the BHCA, then the terms of the certificate of designations adopted pursuant to this Section 2.2.2(c) shall be modified, as compared to the terms of the form of certificate of designations attached hereto as Schedule 2.2.2(c), solely to the extent necessary for the Class A-1 Preferred Stock and/or Class B-1 Preferred Stock to be “nonvoting securities” for purposes of the BHCA (as Amex and the Company mutually determine in good faith, in consultation with outside counsel experienced in bank regulatory matters). The issuance and exchange referred to above shall occur promptly following the Company’s receipt of a request by American Express Company pursuant to Section 2.2.2(a)(i) and clause (i) of this Section 2.2.2(c), and American Express Company and/or its applicable Affiliates shall surrender such Shares as it has determined to exchange pursuant to Section 2.2.2(a)(i), and the Company shall cancel such surrendered Shares. The conversion of any Amex Shares from voting securities to “non-voting securities” (including by exchange) will not affect in any way Amex’s and its Affiliates’ other rights and privileges under this Shareholders Agreement. If American Express Company elects to exercise its right in Section 2.2.2(a)(i), the Company shall cooperate as requested by American Express Company and shall facilitate the conversion or exchange as promptly as practicable after American Express Company notifies the Company that it has so elected to convert or exchange some or all of its Shares.

(d)            For clarity, if an Amex Exit Condition occurs and American Express Company is required to or chooses to take actions so that American Express Company is no longer in “control” of the Company for purposes of the BHCA (a “decontrol position”), American Express Company will have the sole right to determine what approach or option to take to achieve a decontrol position; provided that, once American Express Company has selected such an approach or option, American Express Company will use commercially reasonable efforts and consult with the Company in good faith to minimize costs and maximize tax efficiency for both American Express Company and the Company. If American Express Company has achieved a decontrol position, the Company and American Express Company will evaluate whether any other agreements should be addressed or modified in light of the change in American Express Company’s ownership or position with the Company (including, for example, addressing how to ensure any additional shares of stock in the Company to which American Express Company may be entitled would not cause American Express Company to regain “control” of the Company for purposes of the BHCA).

(e)            To the extent requested in writing by American Express Company, the Company shall use commercially reasonable efforts to provide that any security of any successor or acquirer that would be held by American Express Company following a change in control of the Company contains terms and characteristics that provide a comparable assurance of compliance with regulatory requirements applicable to American Express Company and its controlled entities as are provided for in the compliance and regulatory provisions with respect to American Express Company’s (and its Affiliates’) interest in the Company if American Express Company would “control” such successor or acquirer for purposes of the BHCA and the Final Control Rule. Without limiting the generality of the foregoing, at any time that American Express Company holds Shares of Class A-1 Preferred Stock or Class B-1 Preferred Stock, in the event of any binding share exchange or reclassification involving the Class A-1 Preferred Stock or Class B-1 Preferred Stock, merger or consolidation of the Company with another entity (whether or not a corporation) or conversion, transfer, domestication or continuance of the Company into another entity or into another jurisdiction, in each case, in connection with which the shareholders of the Company would receive shares of capital stock that constitute “voting securities” (as such term is used for purposes of the BHCA) (or options, rights or warrants to purchase, or of securities convertible into or exercisable or exchangeable for, such shares of capital stock), the Company will, to the extent requested in writing by American Express Company, use reasonable best efforts to ensure that the holders of shares of Class A-1 Preferred Stock or Class B-1 Preferred Stock, as applicable, receive, in lieu thereof, on a per share basis, the same number of shares of capital stock of another class or series that constitute “nonvoting securities” (as such term is used for purposes of the BHCA) (or options, rights or warrants to purchase, or securities convertible into or exercisable or exchangeable for, such shares of capital stock), and that otherwise have the same rights and privileges, qualifications and limitations as the shares of capital stock to be received by the holders of Class A Common Stock or Class B Common Stock, as applicable.

(f)            At any time that Amex and its Permitted Transferees, collectively, hold Shares of Class A-1 Preferred Stock or Class B-1 Preferred Stock and a Percentage Interest of five percent (5%) or more, in connection with any binding share exchange or reclassification involving the Class A-1 Preferred Stock or Class B-1 Preferred Stock, merger or consolidation of the Company with another entity (whether or not a corporation) or conversion, transfer, domestication or continuance of the Company into another entity or into another jurisdiction, the Company shall use commercially reasonable efforts to work in good faith with Amex to accomplish such event or transaction in the most tax efficient manner to the Shareholders reasonably available.

(g)            No amendment may be made to the certificate of designations governing the Class A-1 Preferred Stock or Class B-1 Preferred Stock (as applicable) if the amendment would alter or change the powers, preferences or special rights of the shares of such series (including voting rights or absence thereof) without the prior consent of the Amex at the time of effectiveness of the proposed amendment Amex owns any outstanding shares of such series.

2.3.            Publicly Traded Partnership Restrictions. No Transfer of all or any fraction of the JerseyCo Shares (other than A Ordinary Shares) held by a Shareholder shall be effective if it would reasonably be expected to cause JerseyCo to be treated as a publicly traded partnership under Section 7704 of the Code or otherwise cause JerseyCo to lose its status as a Pass-Through Entity, as reasonably determined in good faith by the board of directors of JerseyCo; provided that Transfers pursuant to the Exchange Agreement shall be governed by the restrictions in the Exchange Agreement rather than this Section 2.3.

2.4.            Amex Anti-Dilution Rights.

2.4.1.            Private Offerings.

(a)            If the Company or JerseyCo proposes to issue any Offered Securities other than through a Public Offering or through an underwritten Rule 144A offering, the Company shall deliver to Amex a written notice (which notice shall state the anticipated number or amount of the Offered Securities proposed to be issued, the purchase price or range of prices thereof (to the extent known) and any other material terms or conditions of the proposed Offered Securities and of their issuance or incurrence, as applicable, including any linked or grouped securities which comprise Offered Securities) of such issuance or incurrence, as applicable (the “Anti-Dilution Offer Notice”), as far in advance as reasonably practicable, but not later than ten (10) Business Days, and not earlier than thirty (30) days, prior to the date of the proposed issuance (the period beginning on the date that the Anti-Dilution Offer Notice is delivered to Amex and the date that is ten (10) Business Days following such date, the “Anti-Dilution Offer Period”).

(b)            Amex shall have the option, exercisable at any time within the Anti-Dilution Offer Period by delivering a written notice to the Company, to subscribe for a number or amount of Offered Securities such that following the issuance and purchase of such Offered Securities, Amex, together with its Affiliates, will beneficially own equity securities of the Company and JerseyCo representing up to the same Percentage Interest in the Company and JerseyCo as Amex, together with its Affiliates, beneficially owned immediately prior to such issuance. Such purchase of Offered Securities by Amex shall be consummated at the same price and otherwise on the same terms as such securities are sold to others. The completion of any purchase pursuant to this Section 2.4.1(b) shall, to the extent practicable, be effected on the same date as the completion of the transaction giving rise to the anti-dilution right hereunder and, if not practicable, as soon as practicable (and in any case, subject to the following sentence, within five (5) business days) thereafter. Any purchase of Offered Securities by Amex pursuant to this Section 2.4.1(b) shall be conditioned on the receipt of (i) any regulatory approvals required for Amex to consummate such purchase of Offered Securities and (ii) any prior approval of the other shareholders of the Company required under applicable Law or the rules of the Applicable Exchange (provided that, in each case of the foregoing clauses (i) and (ii), the Company shall, and shall cause its Affiliates to, use commercially reasonable efforts to restructure the offering of the Offered Securities or otherwise as necessary to obtain such approvals) (clauses (i) and (ii), the “Conditions”). Amex and the Company and JerseyCo (as applicable) shall consummate Amex’s purchase of the Offered Securities as promptly as practicable following satisfaction of the Conditions.

(c)            Notwithstanding the foregoing, in the event the Board of Directors reasonably determines in good faith that there is a bona fide business need to consummate an issuance of Offered Securities without first complying with this Section 2.4.1, the Company or JerseyCo may issue or sell Offered Securities to one or more Persons without first complying with the terms of Section 2.4.1, so long as, as promptly as is reasonably practicable following such sale (and in any event within ten (10) Business Days of such sale), at the Company’s or JerseyCo’s election, as applicable, (i) the purchasers of such Offered Securities shall offer to sell to Amex the portion of such purchased Offered Securities for which Amex would have been entitled to subscribe had the Company or JerseyCo, as applicable, complied with the foregoing provisions of this Section 2.4.1, or (ii) the Company or JerseyCo, as applicable, shall offer to issue an incremental amount of Offered Securities to Amex such that following the issuance and purchase of such Offered Securities, Amex, together with its Affiliates, will beneficially own equity securities of the Company or JerseyCo, as applicable, representing up to the same Percentage Interest in the Company and JerseyCo as Amex, together with its Affiliates, beneficially owned immediately prior to the issuance of Offered Securities to such other Persons, in each case, at a purchase price no more than that paid by such purchasers and on substantially the same, and no less favorable in the aggregate, terms, with any such amendments as Amex may agree to, as those applicable to such purchasers, using a process substantially similar to that set forth in this Section 2.4.1; provided that notwithstanding the foregoing in this Section 2.4.1(c), no such issuance of Offered Securities shall be permitted if such issuance (x) would cause Amex, together with its Affiliates, to collectively beneficially own less than fifteen percent (15%) of the equity securities of the Company and JerseyCo and (y) occurs within the period beginning ten (10) calendar days prior to the last day of a fiscal quarter and ending five (5) Business Days after the last day of a fiscal quarter (such an issuance, an “End of Quarter Dilutive Issuance”); provided, further, that such an End of Quarter Dilutive Issuance shall be permitted if (i) the Company shall deliver to Amex an Anti-Dilution Offer Notice not later than fifteen (15) Business Days prior to the end of the applicable fiscal quarter and (ii) Amex elects, by delivering a written notice to the Company within ten (10) Business Days of receipt of such notice, to subscribe for a number or amount of Offered Securities such that following the issuance and purchase of such Offered Securities, Amex, together with its Affiliates, will beneficially own equity securities of the Company and JerseyCo representing up to the same Percentage Interest in the Company and JerseyCo as Amex, together with its Affiliates, beneficially owned immediately prior to such issuance and (iii) Amex’s purchase of such equity securities closes prior to the end of such fiscal quarter. The Company shall have no obligation to inquire beyond the most recent beneficial ownership report or comparable document filed by Amex with the Applicable Commission in ascertaining whether an issuance would constitute an End of Quarter Dilutive Issuance.

(d)            In the event that the issuance by the Company or JerseyCo of Offered Securities to Amex would require a vote of the Company’s shareholders (whether because of applicable Law or rules of the Applicable Exchange or otherwise), the Company and JerseyCo will use reasonable best efforts to restructure the issuance to not require such a vote (including by issuing Offered Securities without voting rights and later seeking shareholder consent in respect of providing voting rights in respect of such Offered Securities as requested by Amex following such issuance).

2.4.2.            Public Offerings. If the Company proposes to issue any Offered Securities through a Public Offering or underwritten Rule 144A offering, the Company shall use commercially reasonable efforts to cause the underwriters in respect of such Public Offering or underwritten Rule 144A offering to provide Amex an opportunity to subscribe for a number or amount of Offered Securities such that following the issuance and purchase of such Offered Securities, Amex, together with its Affiliates, will beneficially own equity securities of the Company representing up to the same Percentage Interest in the Company as Amex, together with its Affiliates, beneficially owned immediately prior to such issuance. Any such purchase of Offered Securities by Amex shall be consummated at the same price, on the same day and otherwise on the same terms as such securities are sold to public investors.

2.4.3.            Termination. The rights set forth in this Section 2.4 shall terminate and be of no force and effect from and after such time as Amex, together with its Affiliates, cease to collectively beneficially own a Percentage Interest of at least 15%.

2.5.            [Reserved].

2.6.            Decontrol and TLA Termination Rights. During the Enterprise Compliance Period:

(a)            If American Express Company becomes subject to regulatory or supervisory restrictions that would limit its ability to fully exercise its authority under Section 4(k) of the BHCA (without the prior approval of the Federal Reserve Board) with respect to the Company, then Amex shall promptly deliver a written notice to the Company informing the Company that such restrictions apply (an “Amex Notice”).

(b)            If Amex delivers an Amex Notice to the Company, the Company may, at its option, no later than 180 days after the receipt of the Amex Notice, deliver to Amex a written notice requiring Amex to divest or otherwise restructure its investment in the Company as promptly as reasonably practicable so that the Company is no longer “controlled” by American Express Company under the BHCA and the Final Control Rule (the “GBT Notice”).

(c)            If the Company delivers the GBT Notice to Amex within the time period permitted:

(i)            Amex will, as promptly as reasonably practicable, divest or otherwise restructure its investment in the Company so that the Company is no longer “controlled” by American Express Company under the BHCA and the Final Control Rule (subject also to the Company’s compliance with its obligations, and Amex’s rights, under Section 2.2.2, as applicable, and the Company providing reasonable cooperation to Amex to assist it in divesting or restructuring its investment in the Company).

(ii)            Within 90 days after the Company delivers the GBT Notice to Amex, Amex may, at its option, by delivery of written notice to the Company terminate the Trademark License Agreement, subject to the two-year transition period set forth in the Trademark License Agreement. If Amex elects to so terminate the Trademark License Agreement, the Payment Provider Obligations (as defined in the Trademark License Agreement), and Amex’s and its Affiliates’ exclusivity obligations to the Company and the Company’s and its Subsidiaries’ other exclusivity obligations to Amex and its Affiliates, under the Operating Agreements will terminate on the effective date of such termination (that is, the end of the two-year transition period); provided, however, that the Company’s co-brand obligations with respect to the existing co-brands [***] will continue on their current terms until the existing termination dates of such agreements; provided, further, however, that the Company shall have no obligation to renew such co-brands or support any future co-brands once the Trademark License Agreement has been terminated.

ARTICLE III

CORPORATE GOVERNANCE

3.1.            Board of Directors.

3.1.1.            Composition and Decision Making.

(a)            The Board of Directors as of the Effective Date consists of the individuals set forth on Schedule 3.1.1. Subject to Section 3.1.1(c), the Company agrees with each Shareholder (on a several basis) that it shall take all necessary action within its control as is required under applicable Law to cause the Board of Directors, effective from and after the Effective Date, to have the following size and composition: (i) one (1) individual who shall be the Chief Executive Officer of the Company; (ii) two (2) individuals nominated by the Amex Shareholder (the “Amex Nominees”); (iii) two (2) individuals nominated by the QIA Shareholder (the “QIA Nominees”); (iv) one (1) individual nominated by the Expedia Shareholder (the “Expedia Nominee”); and (v) until such time as the individual designated to the Board of Directors by the Sponsor (the “Sponsor Designee”) pursuant to the BCA is no longer serving on the Board of Directors, four (4) individuals who shall be independent directors nominated by the Nominating and Corporate Governance Committee (the “Independent Nominees”), and, thereafter, five (5) Independent Nominees; provided that each Shareholder agrees severally and not jointly, solely as to itself, with the Company to ensure that its nomination rights set forth in this Section 3.1.1 are exercised in a manner that (x) ensures that a majority of the directors are independent under Applicable Securities Laws and the rules and regulations of the Applicable Exchange and (y) otherwise complies with Applicable Securities Laws, Antitrust Law, the rules and regulations of the Applicable Exchange and all other applicable Laws. For so long as a Shareholder has the right to appoint a Shareholder Nominee pursuant to this Section 3.1.1, each such Shareholder agrees, severally and not jointly and solely as to itself, with the Company (and only with the Company) that it shall vote any voting Shares of the Company held by it in favor of a slate of directors nominated in accordance with this Section 3.1. Notwithstanding anything herein to the contrary, the Company shall not be deemed in breach of this Section 3.1.1(a) to the extent that it has proposed a slate of directors that complies with this Section 3.1.1, has solicited proxies in respect of such directors and has otherwise performed its obligations pursuant to Section 10.3.

(b)            The foregoing directors will be divided into three (3) classes of directors, with each class serving for staggered three (3)-year terms as follows:

(i)            Class I shall include an Independent Nominee, the Chief Executive Officer and the Expedia Nominee;

(ii)            Class II shall include two Independent Nominees, an Amex Nominee and a QIA Nominee; and

(iii)            Class III shall include an Amex Nominee, a QIA Nominee, an Independent Nominee and the Sponsor Designee, and, following the Sponsor Designee’s service on the Board of Directors, a second Independent Nominee.

Class II directors shall initially serve for a term expiring at the 2024 annual meeting of shareholders, Class III directors shall initially serve for a term expiring at the 2025 meeting of shareholders and Class I directors shall initially serve for a term expiring at the 2026 meeting of shareholders. At each annual meeting following the Effective Date, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of shareholders.

(c)            Notwithstanding anything to the contrary in this Section 3.1.1, if (i) the Amex Shareholder (and its Permitted Transferees) cease to own, in the aggregate, a Percentage Interest of at least (A) fifteen percent (15%), the Amex Shareholder shall only have the right to nominate one (1) Amex Nominee and (B) five percent (5%), the Amex Shareholder shall not have any rights to nominate an Amex Nominee under this Shareholders Agreement; provided that for so long as the Company is a controlled entity (as determined by Amex in its sole discretion and as defined under the BHCA), the Amex Shareholder shall have the right to nominate at least one (1) Amex Nominee; provided, further, that if (i) Amex (and its Permitted Transferees) ceases to own, in the aggregate, a Percentage Interest of at least five percent (5%) and (ii) the Company is a controlled entity due solely to Amex’s right to nominate an Amex Nominee (as determined by Amex in its sole discretion), then the Amex Shareholder shall cause the Amex Nominee to resign from the Board of Directors, and Amex shall no longer have the right to nominate an Amex Nominee; (ii) QIA (and its Permitted Transferees) cease to own, in the aggregate, a Percentage Interest of at least (A) fifteen percent (15%), QIA shall only have the right to nominate one (1) QIA Nominee and (B) five percent (5%), QIA shall not have any rights to nominate a QIA Nominee under this Shareholders Agreement; and (iii) the Expedia Shareholder (and its Permitted Transferees) ceases to own, in the aggregate, a Percentage Interest of at least five percent (5%), then the Expedia Shareholder shall not have any rights to nominate the Expedia Nominee. Subject to the preceding sentence, Amex shall be entitled to nominate a replacement Amex Nominee, QIA shall be entitled to nominate a replacement QIA Nominee, the Expedia Shareholder shall be entitled to nominate a replacement Expedia Nominee and the Nominating and Corporate Governance Committee shall be entitled to nominate a replacement Independent Nominee. The affirmative vote of a majority of the members of the Board of Directors present at any meeting at which there is a quorum shall be required to approve any matter. Each Shareholder Nominee or his or her respective nominees shall be entitled to receive compensation from the Company as determined by the Board of Directors for his or her service as director in addition to the reimbursement of reasonable out-of-pocket expenses in connection with such service.

3.1.2.            Chairman of the Board. The Chairman of the Board of Directors shall be a director whose appointment as Chairman is acceptable (each acting in its individual sole discretion) to each of (a) the Amex Shareholder for as long as the Amex Shareholder (collectively with its Permitted Transferees) owns at least fifty percent (50%) of the equity securities of the Company beneficially owned by Amex Netherlands as of the Original SHA Date, (b) the Expedia Shareholder for as long as the Expedia Shareholder owns at least fifty percent (50%) of the equity securities of the Company beneficially owned by the Expedia Shareholder as of the Original SHA Date and (c) the QIA Shareholder for as long as the QIA Shareholder owns at least fifty percent (50%) of the equity securities of the Company beneficially owned by Juweel as of the Original SHA Date, in each case, as adjusted for any securities issued in connection with any merger, consolidation, share exchange (including pursuant to the Exchange Agreement), share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof. The Chairman of the Board of Directors as of the Effective Date shall be M. Gregory O’Hara.

3.1.3.            [Reserved].

3.1.4.            Directors’ and Officers’ Insurance. The Company shall maintain directors and officers insurance policies, including a tail policy (the “D&O Insurance”) that are reasonably acceptable in form and substance to each of the Principal Shareholders and the Expedia Shareholder that, on any given date of determination, has the right to nominate a Shareholder Nominee or, with respect to a tail policy, of which, on any given date of determination, a prior Shareholder Nominee remains covered under such tail policy. A Principal Shareholder or the Expedia Shareholder entitled at any given time to such approval right may reasonably deem the Company’s D&O Insurance arrangements unacceptable if such arrangements are not customary in amount and terms compared to similarly situated companies, in each case solely as it relates to a Shareholder Nominee of such Principal Shareholder or the Expedia Shareholder or other Affiliates of such Principal Shareholder or the Expedia Shareholder then serving as directors or officers of the Company.

(a)            The rights of indemnification as provided by the D&O Insurance shall not be deemed exclusive of any other rights to which any Person may at any time be entitled under applicable Law, the constitutional documents, a vote of shareholders or a resolution of disinterested directors, or otherwise. The Company shall not adopt any amendment or alteration to, or repeal of, the constitutional documents the effect of which would be to deny, diminish or encumber any Person’s rights (including the rights of any former director) to indemnification pursuant to the D&O Insurance, the constitutional documents or applicable Law prior to such amendment, alteration or repeal. To the extent that a change in applicable Law, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the constitutional documents and the D&O Insurance, each indemnified person shall enjoy the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b)            Each director and officer of the Company shall be covered by the D&O Insurance and any other insurance policy or policies providing liability insurance for directors, managers, officers, employees, agents or fiduciaries of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan, other enterprise or nonprofit entity which such person serves at the request of the Company, and such directors and officers shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, manager, officer, employee or agent under such policy or policies.

(c)            In the event of any payment under the D&O Insurance, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnified party, who shall execute all papers required and use his or her reasonable best efforts to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(d)            The Company hereby acknowledges that certain of the officers and directors of the Company may have rights to indemnification, advancement of expenses and/or insurance provided by QIA, Amex, Expedia and/or certain of their respective Affiliates and their or their Affiliates’ insurers. Notwithstanding anything to the contrary in its constitutional documents, the Company hereby agrees that, to the fullest extent permitted by Law, the Company: (i) is the indemnitor of first resort (i.e., its or its and its Affiliates’ insurers’ obligations to advance expenses and to indemnify such officers and directors for expenses and liabilities, are primary and any obligation of QIA, Expedia or Amex, or any of their respective Affiliates or their or their Affiliates’ insurers to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such officers and directors is secondary and excess), (ii) shall be required to advance the full amount of expenses incurred by such officers and directors and shall be liable for the full amount of all expenses and liabilities to the extent legally permitted and as required by the terms of the D&O Insurance and the constitutional documents of the Company (or any other agreement between the Company and such officers and directors), without regard to any rights such officers or directors may have against QIA, Expedia or Amex, or any of their respective Affiliates or their or their Affiliates’ insurers, and, (iii) irrevocably waives, relinquishes and releases QIA, Expedia and Amex, and any of their respective Affiliates and insurers (in their capacity as such) from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by QIA, Expedia or Amex or any of their respective Affiliates and on behalf of such officers and directors with respect to any claim for which any such officers or directors has sought and is entitled to indemnification from the Company shall affect the foregoing, and in the event of any such advancement or payment, the Company shall promptly reimburse QIA, Expedia or Amex, or any of their respective Affiliates or their or their Affiliates’ insurers, as applicable, and the Person making such advancement or payment shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the claims or rights of recovery of such officers and directors against the Company.

(e)            As of the Effective Date, the Company shall have entered into a customary director indemnification agreement in a form reasonably satisfactory to the Principal Shareholders and Expedia (the “Director Indemnification Agreement”) with each of the directors then serving on the Board of Directors.

3.2.            Committee Designation.

3.2.1.            Committees Generally. The Board of Directors may establish “Committees” from time to time and shall establish any Committees required by applicable Law or the rules of the Applicable Exchange, which Committees shall have such duties and be vested with such powers as the Board of Directors may from time to time determine. Subject to applicable Law, the rules of any Applicable Exchange (including any rule of any Applicable Exchange that requires that any Committee consist partially or entirely of independent directors) and, in the case of the Exchange Committee, the Exchange Agreement, unless otherwise determined by the Board of Directors to address any actual or potential conflict of interest, the parties shall take all necessary action as is required under applicable Law to ensure that each Committee of the Board of Directors shall consist of representation of each Principal Shareholder on any such Committee that is proportional to its representation on the Board of Directors (provided that (i) the Risk Management & Compliance Committee shall include at least one Amex Nominee for so long as Amex is entitled to nominate at least one Amex Nominee) and (ii) the Nominating and Corporate Governance Committee shall include at least one Amex Nominee for so long as Amex is entitled to nominate at least one Amex Nominee, one QIA Nominee for so long as QIA is entitled to nominate at least one QIA Nominee and one Expedia Nominee for so long as Expedia is entitled to nominate at least one Expedia Nominee, subject to compliance with rules of the Applicable Exchange. Each Shareholder may cause any Shareholder Nominee it has nominated to resign from a Committee and may nominate a replacement for such Shareholder Nominee. An independent director of each Committee shall serve as the Chairman of such Committee and shall have the primary responsibility for organizing meetings and setting of the agenda for such meetings. Each Shareholder acknowledges and agrees that the initial composition of each Committee as of the Effective Date, as set forth on Schedule 3.2.1, comports with the requirements of this Section 3.2 or is otherwise consented to by such Shareholder.

3.2.2.            Certain Committees. There shall be an Audit and Finance Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk Management & Compliance Committee. In addition, there shall be an Exchange Committee, the composition of which comports with the requirements set forth in the Exchange Agreement. For the avoidance of doubt, the Board of Directors may, from time to time in its discretion, delegate the functions of the Exchange Committee to the Audit and Finance Committee to the extent set forth in the Exchange Agreement. To the extent the Board of Directors has delegated the functions of the Exchange Committee to the Audit and Finance Committee, any Shareholder Nominee that is a member of the Audit and Finance Committee will recuse himself or herself from any business of the Audit and Finance Committee concerning an Exchange (as defined in the Exchange Agreement).

3.2.3.            Risk Management & Compliance Committee. During the Enterprise Compliance Period:

(a)            The Board of Directors shall establish and maintain a “Risk Management & Compliance Committee” of the Board of Directors. No member of management of the Company or any of its Subsidiaries who is also a member of the Board of Directors shall serve on the Risk Management & Compliance Committee. Notwithstanding the foregoing Section 3.1.1(a), at least one Amex Nominee appointed by Amex shall serve on the Risk Management & Compliance Committee; provided that Amex Nominee(s) shall not represent fewer than twenty percent (20%) of the members of the Risk Management & Compliance Committee. The Chief Risk & Compliance Officer of the Company shall be permitted to request that ad-hoc meetings of the Risk Management & Compliance Committee be convened as needed. The Risk Management & Compliance Committee shall resolve any operational disputes that may arise between Company management and the Chief Risk & Compliance Officer of the Company.

(b)            Without Amex’s prior written consent, the Company will not make any material amendment or modification to (i) the Risk Management & Compliance Committee Charter or (ii) the scope of the Risk Management & Compliance Committee’s oversight responsibilities, that, in either case of (i) or (ii), would diminish Amex’s oversight of the Company’s compliance function through the Amex Nominee(s) on the Risk Management & Compliance Committee.

(c)            The provisions contained in this Section 3.2.3 shall be reflected in the Risk Management & Compliance Committee Charter.

3.3.            Approval Rights.

3.3.1.            Approval Rights of Amex Shareholder. Notwithstanding any provision herein to the contrary, from and after the Effective Date, in addition to the approval of the Board of Directors, the affirmative approval of the Amex Shareholder shall be required for the Company, JerseyCo or their Subsidiaries to take the following actions:

(a)            except for actions expressly addressed in Section 3.6.9, during the Enterprise Compliance Period, any action or inaction that would be reasonably likely to not be in compliance with relevant Banking Laws or Specified Laws;

(b)            for so long as Amex and any Amex Permitted Transferees collectively own a Percentage Interest of at least twenty-five percent (25%), the repurchase, redemption, cancellation, repayment or other acquisition of any equity securities of the Company or JerseyCo by the Company or any of its Subsidiaries, including securities convertible into or exchangeable for such equity securities, other than on a pro rata basis from all shareholders, that would, in the reasonable written determination of the Chief Financial Officer and Controller of American Express Company (after consultation with the Amex Audit Committee), and based on written advice from a Qualified Accounting Firm, result in consolidation of the Company or JerseyCo with American Express Company and/or its Affiliates; and

(c)            for so long as Amex and any Amex Permitted Transferees collectively own a Percentage Interest of at least twenty-five percent (25%), any action or inaction that would, in the reasonable written determination of the Chief Financial Officer and Controller of American Express Company (after consultation with the Amex Audit Committee), and based on written advice from a Qualified Accounting Firm, result in the Company or JerseyCo becoming a “variable interest entity” under ASC 810.

3.3.2.            Approval Rights of Shareholders. Notwithstanding any provision herein to the contrary, from and after the Effective Date, in addition to the approval of the Board of Directors, the affirmative approval of each of the Amex Shareholder, the QIA Shareholder and the Expedia Shareholder (acting in their individual sole discretion) shall be required for the Company (or JerseyCo, with respect to clause (d) below), to take the following actions; provided, however, that no approval of the Amex Shareholder, QIA Shareholder or Expedia Shareholder shall be required for any of the following actions (other than any amendment described in clause (d) below that is materially adverse to such Shareholder), if, at the time such action is taken, such Amex Shareholder (collectively with its Permitted Transferees), QIA Shareholder or Expedia Shareholder, as applicable, ceases to own a Percentage Interest of at least ten percent (10%); provided, further, however, that in no event will the approval of any Shareholder be required for the Company or JerseyCo to effect an Exchange (as defined in the Exchange Agreement) or otherwise take any action that it is authorized to undertake pursuant to the Exchange Agreement:

(a)            except (i) in accordance with the Certificate of Incorporation or (ii) pursuant to (A) an issuer tender offer for equity securities of the Company or (B) a share repurchase program for equity securities of the Company, in each case under this clause (ii) that is approved by the Board of Directors, the redemption, cancellation or repayment of any equity securities of the Company (including securities convertible into or exchangeable for such equity securities) by the Company, other than on a pro rata basis from all shareholders;

(b)            dividends or Distributions (including noncash dividends or Distributions) by the Company, in each case other than on a pro rata basis;

(c)            except in accordance with the Certificate of Incorporation, any share exchange, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction declared or made on any class or series of Company Common Stock (but not all classes or series of Company Common Stock);

(d)            amendments to JerseyCo’s constitutional documents, including the Articles, that (i)(A) relate specifically and solely to rights, priorities or privileges of the C Ordinary Shares, or (B) have a disproportionate adverse effect on the C Ordinary Shares, as compared to any other class or series of Shares, and (ii) do not require a separate class vote of the holders of C Ordinary Shares; provided that, for the avoidance of doubt, this clause (d) shall not apply in the case of a change of control of the Company or JerseyCo in which the relative rights, priorities and privileges of C Ordinary Shares, prior to giving effect to such transaction, are respected; or

(e)            entry into any agreement or commitment to do any of the foregoing.

3.4.            [Reserved]

3.5.            Officers of the Company.

3.5.1.            Compliance with the Interlocks Act. No person may be appointed to serve as an officer of the Company if the appointment of such person would violate, or require a waiver or exemption under, the Interlocks Act. Without limiting Section 3.6(b), the Company shall maintain and enforce policies and procedures that prohibit any person currently serving as an officer of the Company, from and after the date hereof, from accepting a position to serve as officer or director of any other company, partnership, limited liability company or similar entity if it would violate the Interlocks Act.

3.5.2.            Appointment of the Chief Risk & Compliance Officer. Prior to appointing any individual to serve as the Company’s Chief Risk & Compliance Officer (or any successor position(s)), the Company shall first propose such individual to Amex and such proposed individual shall be appointed only with the express written consent of the Chief Risk Officer of American Express Company, such consent not to be unreasonably withheld, conditioned or delayed.

3.6.            Compliance Matters.

3.6.1.            Operations. The Shareholders acknowledge and recognize that, during the Enterprise Compliance Period, the Company is subject to the Banking Laws and is required to operate in accordance therewith for so long as they are applicable to the Company.

(a)            During the Enterprise Compliance Period:

(i)            Amex shall provide the following services and the officers and employees of the Company shall be directed to cooperate fully with all requests from Amex as they relate to the implementation and operation of such services and to report to the Management Compliance Coordination Committee any failure to do the same:

(A)            OFAC Alert Dispositioning: Amex shall provide assistance to the Company in the disposition of OFAC alerts consistent with the assistance currently provided by Amex. Amex will provide this service at no cost to the Company provided the scope of the Company’s use of this service is reasonably consistent with past practice.

(B)            Transaction Due Diligence: Amex will continue to perform compliance-related due diligence in connection with the Company’s mergers and acquisitions, strategic investment and similar activities. The Company shall notify members of the Management Compliance Coordination Committee of any proposed merger, acquisition, strategic investment or similar transaction in which the Company is engaging in due diligence and shall provide access to due diligence materials (and access to personnel or management either directly or through Q&As) solely in connection with Amex’s compliance-related due diligence (including, for the avoidance of doubt, due diligence related to compliance with the Banking Laws, including laws related to AML/BSA) as they become available during the course of due diligence to the members of the Management Compliance Coordination Committee (consistent with the Company’s prior practice of providing such due diligence reports and materials to Amex). For clarity, although members of the Management Compliance Coordination Committee will be conduits for receipt of relevant due diligence information and for requesting information on behalf of Amex, communications with the Management Compliance Coordination Committee regarding potential mergers, acquisitions and strategic investments shall occur promptly on a rolling basis and not limited to communications at or through meetings of the Management Compliance Coordination Committee. Consistent with past practice, the Company will reimburse Amex for internal costs incurred by Amex associated with Amex’s ongoing due diligence review and support solely to the extent such due diligence review and support cannot be provided by Amex using Amex’s existing internal staff in Amex’s reasonable discretion (e.g., if Amex is required to hire a contractor to provide such due diligence review and support given the time and complexity of the applicable transaction), which shall not exceed $250,000 per transaction (and which shall not include reimbursement for fees or expenses of outside counsel, unless retained by Amex at the Company’s request). Amex shall use reasonable best efforts to ensure that none of the due diligence reports or other due diligence materials, including without limitation commercial pricing and other competitively sensitive information, provided by the Company to Amex pursuant to this provision, whether through the Management Compliance Coordination Committee or otherwise, will be disclosed to, or otherwise shared with, Amex employees or contractors that support Amex’s Travel & Lifestyle Services division (Amex’s global consumer travel business unit) or any other Amex business unit that could reasonably be considered a competitor of the applicable target (other than those Amex employees in its GCO M&A or Risk & Compliance departments). For the avoidance of doubt, this Section 3.6.1(a)(i)(B) does not, in and of itself, confer on Amex any right to approve or veto any proposed transaction.

(ii)            the Company shall establish, implement and continue to maintain and update, and ensure full compliance by itself and its Affiliates with, the GBT Equivalent Protocols in accordance with the terms thereof and this Shareholders Agreement, and the officers and employees of the Company and its Affiliates shall be directed to comply fully with the GBT Equivalent Protocols and to report to the Management Compliance Coordination Committee any failure to so comply.

(b)            During the Enterprise Compliance Period and subject to and in accordance with Section 3.6.1(c), the Company shall (A) continue to implement and maintain risk and compliance policies and procedures related to Company compliance and enterprise compliance in effect as of the Effective Date and that have been approved previously by Amex (as updated from time to time in a manner consistent with this Agreement), including, without limitation, an online ethics helpline system or other system or office performing a similar function where employees of the Company or any of its Subsidiaries can lodge complaints regarding regulatory, legal, compliance or policy violations (such policies and procedures in effect at any given time, the “Compliance Protocols”) and (B) continue to implement and maintain (i) the Company’s code of conduct in effect as of the Effective Date that was initially based on those of American Express Company and its Affiliates and has been approved previously by Amex (as updated from time to time in a manner consistent with this Agreement), and (ii) the Company’s policies and procedures in effect as of the Effective Date that were initially based on the Amex CE Protocols and have been approved previously by Amex (as updated from time to time in a manner consistent with this Agreement) (such policies and procedures of the Company in effect at any given time, the “GBT Equivalent Protocols”). For the avoidance of doubt, Amex and the Company hereby acknowledge that the Compliance Protocols and GBT Equivalent Protocols in effect as of the date of this Agreement meet the requirements of this Section 3.6.1(b).

(c)            During the Enterprise Compliance Period, the Compliance Protocols and GBT Equivalent Protocols of the Company shall be updated by the Company to reflect any material changes to the Amex CE Protocols or any new Amex CE Protocol that in each case arise due to changes in law (“Amex Protocol Update” and any related update made by the Company to its Compliance Protocols or the GBT Equivalent Protocols, a “GBT Protocol Update”), in each case within a reasonable period of time following the date such Amex Protocol Update was provided to the Company by Amex, with such GBT Protocol Updates to be made subject to the following standards, including accounting for whether such Amex Protocol Updates are applicable to the Company given its industry and scope of operations: (A) each GBT Protocol Update shall cover the same subject matter as, but need not be identical to, each related Amex Protocol Update; (B) each GBT Protocol Update shall reflect such modifications to the Amex CE Protocols effected by each related Amex Protocol Update as may be appropriate to take into account the Company’s industry and scope of operations, without changing either the underlying substance of, or the risk tolerance reflected in, the related Amex Protocol Update; and (C) GBT Protocol Updates shall reflect such modifications to the Amex CE Protocols effected by the Amex Protocol Updates as appropriate to take into account the terms of this Shareholders Agreement. In the event of a conflict between a provision in the Amex Protocol Update and this Shareholders Agreement, the terms of this Shareholders Agreement will prevail. During the Enterprise Compliance Period, the Compliance Protocols and GBT Equivalent Protocols of the Company shall not be changed in any material respect without Amex’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. If the application of Section 3.6.1(b) or this Section 3.6.1(c) would result in the creation of a conflict of laws circumstance for the Company, Amex and the Company shall discuss such conflict in good faith with the goal of addressing either to eliminate it or mitigate the risk associated with such conflict.

(d)            Notwithstanding Section 3.6.1(c), during the Enterprise Compliance Period, Amex shall consider in good faith any request by the Management Compliance Coordination Committee to adapt or modify any Compliance Protocols or GBT Equivalent Protocols to the extent not permitted above.

(e)            The existing GBT Equivalent Protocols shall be updated on a rolling basis by the Company (with the timing of such updates to be determined by the Company in its reasonable discretion) to reflect any changes to the Company’s compliance structure as described in this Shareholders Agreement. Any such updates shall be provided to the Management Compliance Coordination Committee for prior review (with reasonably sufficient time to review) to confirm compliance with the provisions of Section 3.6.1, and if there is any disagreement among its members, the Management Compliance Coordination Committee shall escalate the matter to the Risk Management & Compliance Committee.

(f)            Any disputes that may arise within the Company related to the administration of the Company’s compliance program or the enterprise compliance program shall be referred to the Management Compliance Coordination Committee.

3.6.2.            Management Compliance Coordination Committee. During the Enterprise Compliance Period:

(a)            The Company shall maintain a “Management Compliance Coordination Committee” comprised of the following persons (or their successors): the Chief Executive Officer of the Company, the Chief Risk & Compliance Officer of the Company, the Chief Legal Officer of the Company, the Senior Vice President of Enterprise Strategic Partnerships of American Express Company, the Vice President of Global Compliance & Ethics of American Express Company and the Amex Nominee serving on the Risk Management & Compliance Committee. Consistent with current practice, the Compliance Group will continue to provide reporting into the Management Compliance Coordination Committee. The Head of Internal Audit of the Company may, in the Company’s sole discretion, attend meetings of the Management Compliance Coordination Committee but solely as a non-voting observer (and who shall not count towards establishing a quorum).

(b)            The Management Compliance Coordination Committee shall meet regularly to ensure that the Company remains in compliance with its obligations under this Shareholders Agreement, the Compliance Protocols and the GBT Equivalent Protocols, review any findings by the Compliance Group in performing its internal auditing and monitoring function, ensure proper coordination and information sharing among Amex, the Compliance Group and the officers of the Company and review and approve compliance-related remediation plans or corrective action plans. Any materials to be discussed at any meeting of the Management Compliance Coordination Committee shall be provided to each member of the Management Compliance Coordination Committee reasonably in advance of such meeting to afford each member a reasonable opportunity to review and comment on such materials at such meeting. Without limiting the generality of the foregoing, the distribution of any remediation plan/corrective action plan in connection with a Significant Compliance Failure shall be made to each member no later than ten (10) days prior to the relevant meeting and the Company shall consider in good faith comments made by any member of the Management Compliance Coordination Committee either before or during the relevant meeting.

(c)            The Management Compliance Coordination Committee shall oversee and facilitate the resolution of issues related to the implementation, progress and operation of the Company’s compliance and the enterprise compliance functions in accordance with the Compliance Protocols, the GBT Equivalent Protocols and applicable Law and report any material violations thereof to the Risk Management & Compliance Committee.

(d)            The Management Compliance Coordination Committee shall also oversee and facilitate the administration (including the implementation, progress and operation) of the GBT Equivalent Protocols; provided that such administration is always in compliance with the terms of such GBT Equivalent Protocols, this Shareholders Agreement and applicable Law, and that it reports any material violations thereof to the Risk Management & Compliance Committee.

(e)            Amex shall be entitled to notify the Company through its nominee on the Management Compliance Coordination Committee if Amex makes a good faith determination or has a good faith reason to believe that any potential violation of Specified Laws, any other applicable laws or of any potential Significant Compliance Failure has occurred.

(f)            Any issues or questions that the Management Compliance Coordination Committee is unable to resolve (including the existence of a breach of Specified Laws, other applicable laws or a Significant Compliance Failure) shall be referred to the Risk Management & Compliance Committee of the Board of Directors (in the case of Compliance Protocols, it being understood that during the pendency of such resolution, the decisions of the Chief Risk & Compliance Officer shall govern with regard to such issues).

(g)            The Management Compliance Coordination Committee shall discuss any remediation, improvements or timelines for corrective actions plans, and if there is any disagreement among its members, the Management Compliance Coordination Committee shall escalate the matter to the Risk Management & Compliance Committee.

(h)            Whether a violation of Specified Laws or other applicable law or a Significant Compliance Failure is identified by the Company or Amex, the Company will promptly cease any non-compliant activities and develop a remediation plan as promptly as reasonable practicable, which will include changes to prevent reoccurrence.

(i)            The Chief Risk & Compliance Officer shall provide the Management Compliance Coordination Committee with quarterly reports on the Compliance Group, setting forth in reasonable detail:

(i)            an assessment, including a rating, of the Company’s performance on risk management and compliance controls, as assessed by the Compliance Group, over the prior quarter;

(ii)            any remediation or improvements necessary and appropriate that either the Company or Amex deems necessary and appropriate given the Company’s status as being “controlled” by American Express Company under the BHCA; and

(iii)            a timeline to initiate and implement a corrective action plan, if and when applicable.

3.6.3.            Compliance Group. During the Enterprise Compliance Period:

(a)            The employees of the Company comprising the Company’s internal compliance function (the “Compliance Group”) shall report to the Chief Risk & Compliance Officer.

(b)            The Compliance Group shall, in accordance with and subject to Section 3.6.9, the Compliance Protocols and the GBT Equivalent Protocols (collectively, “Applicable Laws and Requirements”), be responsible, within the Company, for overseeing compliance due diligence activities in the context of any mergers, acquisitions, joint ventures, investments or similar transactions (“Transactions”) by the Company to ensure that any such proposed Transaction and the entity or business units that are the subject thereof are in compliance with Applicable Laws and Requirements, both prior to and following the consummation of the proposed Transaction.

(c)            The Compliance Group shall be responsible for establishing and maintaining auditing and monitoring capabilities designed to ensure that the Company is and remains compliant with the Compliance Protocols and GBT Equivalent Protocols and to provide Amex with regular updates regarding the status of (A) the results of its monitoring and auditing activities, including a report on any non-compliance that might result in a Significant Compliance Failure, (B) any remediation efforts with respect to the foregoing and (C) any communications received from any governmental authority. The Compliance Group shall comply with the reporting, information, access and notifications provisions of this Shareholders Agreement.

(d)            Without limiting Section 3.6.3(c) above, the Compliance Group shall continue to provide reporting as follows:

Reporting Frequency	Report(s)	Minimum Scope
Quarterly	Key Risk Indicators	Compliance Metrics, including Internal Audits, Anti-Corruption, Anti-Money Laundering, Sanctions, Consumer Protection, BSTs, Compliance Testing, Essential Training
Quarterly	Iran Disclosure	Current scope of compliance testing reports consistent with past practice (or any future additions)
Quarterly	Prohibited Transactions List	Current scope of compliance testing reports consistent with past practice (or any future additions)
Quarterly	GSG Reporting	IEEPA, Cuba, Crimea and Sanctioned Airlines Transactions
Quarterly	On Occurrence Checklist
Monthly	Compliance Test	Current scope of compliance testing reports consistent with past practice (or any future additions)
Monthly	China M&E Activity, High Risk Jurisdiction M&E Activity, Sanctioned Destinations and Entities	Current scope of compliance testing reports consistent with past practice (or any future additions)
Weekly	Sanctioned Destinations and Entities, Aged Alerts, China M&E Activity	Current scope of compliance testing reports consistent with past practice (or any future additions)
Daily	Cuba Sanctions	Current scope of compliance testing reports consistent with past practice (or any future additions)
Promptly upon Identification	UARs, Sanctions Infractions, China M&E Infractions, Changes to Policies or Training/Regulatory Communications
As and When Generated	FinCEN 314(a) and SDN Updates
As and When Completed	Updates to GBTMP04, GBTMP06, GBTMP39 and corresponding protocols

(e)            Through its regular reporting to Amex, the Company shall notify (including through clear identification in any reporting) Amex of any potential violations of the Compliance Protocols and GBT Equivalent Protocols.

(f)            The Company shall notify Amex of any Significant Compliance Failure within five (5) days of a determination that such a Significant Compliance Failure has occurred by either the Chief Risk & Compliance Officer (or any successor position) of the Company or the Chief Risk Officer of American Express Company.

(g)            The Company shall, and shall direct its officers and employees to, perform all actions prescribed by the Compliance Group in respect of the Compliance Protocols and the GBT Equivalent Protocols.

3.6.4.            Compliance by the Company. During the Enterprise Compliance Period, the Company hereby agrees that it shall, and shall cause any entity it “controls” (as defined under the BHCA), and its and their employees and representatives, to: (i) comply (A) in all respects with the Specified Laws and (B) in all material respects with (1) all applicable U.S. Laws (including any U.S. Laws that Amex is required under applicable U.S. Law, in its reasonable determination (after consultation with outside counsel experienced in the relevant matter, and provided such counsel has provided written advice to Amex setting forth its good faith belief as to the applicability of the Specified Laws or U.S. Laws to the Company and its controlled entities), to apply to the Company and its controlled entities (as described above) based on Amex’s ownership interest in the Company and the Company’s ownership interest in the relevant controlled entities at the relevant time); provided that any such requirement will be notified to the Company by Amex, which may be through an Amex Protocol Update, at least one hundred twenty (120) days prior to its required implementation unless such time period is extended in Amex’s discretion and (2) to the extent not inconsistent with the immediately preceding clause (1), all other applicable Laws, and (ii) provide the Principal Shareholders with prompt notice of any failure by the Company or its employees, controlled entities (as described above) or representatives to comply with the foregoing and confirmation of the cessation of any activities underlying such non-compliance. For the avoidance of doubt, the foregoing provision is in addition to, and does not modify, the Company’s obligations under Sections 3.6.1(b) and (c). In the event the application of this Section 3.6.4 would result in the creation of a conflict of laws situation, Amex and the Company shall discuss such conflict in good faith with the goal of eliminating such conflict or mitigating risk associated with such conflict.

3.6.5.            Significant Compliance Failure. During the Enterprise Compliance Period, Amex may provide the Company with notice (initially through the Management Compliance Coordination Committee and, if the Management Compliance Coordination Committee is unable to agree on the relevant issues, through the Risk Management & Compliance Committee) promptly following the making of its good faith determination that a Significant Compliance Failure has occurred. Upon the receipt of such notice from Amex, the Company shall (i) promptly cease the activity that resulted in the Significant Compliance Failure, including with respect to its customer, (ii) submit to the Management Compliance Coordination Committee a corrective action plan to remedy the causes underlying such Significant Compliance Failure within fifteen (15) days (or, if fifteen (15) days in not practicable, thirty (30) days), which plan must be acceptable to the Management Compliance Coordination Committee (or the Risk Management & Compliance Committee if the Management Compliance Coordination Committee is unable to agree on the relevant issues) in good faith, and (iii) implement such corrective action plan within the time period set forth in the approved corrective action plan. Any regulatory fines and penalties and any expenses incurred by Amex or the Company with respect to such Significant Compliance Failure shall be borne by the Company, except to the extent that such Significant Compliance Failure was caused by an action or inaction that Amex required the Company to take or refrain from taking (including through an Amex Protocol Update and any related GBT Protocol Update). Each Shareholder’s remedies for a breach of this Section 3.6 are limited to specific performance and exercise of such Shareholder’s rights under this Section 3.6.5. In no event shall any Shareholder be entitled to monetary damages for any breach of Section 3.6; provided, however, that nothing contained in this Section 3.6 shall limit in any respect the rights of a Shareholder to indemnification pursuant to Section 10.16.

3.6.6.            Independent Auditing Function. During the Enterprise Compliance Period, the Company shall maintain its own internal auditing function in order to monitor and test the Company’s compliance with applicable Laws, the Compliance Protocols and the GBT Equivalent Protocols.

3.6.7.            Requests for Investigations. During the Enterprise Compliance Period, any Principal Shareholder or the Chief Risk & Compliance Officer may recommend to the Board of Directors that it initiate an investigation into any potential non-compliance with the terms of this Shareholders Agreement, the Compliance Protocols, the GBT Equivalent Protocols or other applicable Laws, and if the Board of Directors determines in its sole discretion to in fact initiate such an investigation, the Board of Directors may in its sole discretion determine to retain independent outside legal counsel to perform such investigation and assist in any required remediation. The cost of such investigations and remediation shall be borne by the Company with respect to enterprise compliance, and during the Enterprise Compliance Period, Amex shall cooperate fully with the Company and with the outside legal counsel retained to conduct such investigations.

3.6.8.            Officer Certifications. During the Enterprise Compliance Period:

(a)            On June 30th and December 31st of each year, each of the Chief Executive Officer, the Chief Risk & Compliance Officer, the General Counsel and the Chief Financial Officer shall certify to the Board of Directors that the Company is and has been in compliance with its obligations under Section 3.6.4, with specific attestations as to compliance with each of the Specified Laws, and that, to the knowledge of such person, following reasonable inquiry, (i) there have been no activities directly or indirectly taken by or on behalf of the Company that may constitute or give rise to a violation of the Specified Laws and (ii) no event or circumstances have occurred which could reasonably be expected to give rise to a Significant Compliance Failure.

(b)            The Company shall deliver a GBTMP37 attestation to Amex for each calendar year no later than the end of February of the immediately succeeding calendar year.

3.6.9.            Covered Actions. During the Enterprise Compliance Period, the Company will continue to engage only in activities, investments and acquisitions permitted for a non-bank subsidiary of American Express Company. In furtherance of the foregoing, during the Enterprise Compliance Period:

(a)            Without limiting any other provision of this Agreement, prior to engaging in (i) any acquisition of or investment in any company that provides and/or derives revenues from products or services other than Pre-Approved New Products (as defined in the Trademark License Agreement), Leisure Travel Services (as defined in the Trademark License Agreement) or expense management activities, products or services that Amex has previously confirmed to the Company constitute data processing activities under the Federal Reserve Board’s Regulation Y or (ii) any new activity, product or service of the Company for purposes of the BHCA, unless it (1) is a Pre-Approved New Product (as defined in the Trademark License Agreement), Leisure Travel Service (as defined in the Trademark License Agreement) or expense management activity, product or service and (2) (a) will be conducted or provided consistent with an activity, product or service previously provided by JerseyCo and/or its Affiliates as of the Effective Date or previously confirmed by Amex as permissible under the BHCA, or (b) the permissibility analysis of which is consistent with the permissibility analysis for an activity, product or service previously provided by JerseyCo and/or its Affiliates as of the Effective Date or previously confirmed by Amex as permissible under the BHCA (collectively, “Covered Actions”), the Company shall provide Amex with written notice that includes reasonable detail of such Covered Action and an analysis, conducted by reputable outside counsel experienced in bank regulatory matters, of the permissibility of such Covered Action. The Company shall provide to Amex additional information concerning such Covered Action that is reasonably requested by Amex, subject to Section 8.2.

(b)            Within ten (10) Business Days following the receipt of any notice provided by the Company pursuant to Section 3.6.9(a), Amex, after consulting with reputable outside counsel experienced in bank regulatory matters, shall provide a written response to the Company indicating whether all or a portion of such Covered Action (i) is not a permissible activity under applicable Banking Law for a non-bank subsidiary of a financial holding company, (ii) requires Amex to obtain prior approval or formal non-objection of a Governmental Entity or (iii) is otherwise prohibited by applicable Law. Such written response shall include reasonable detail regarding Amex’s analysis.

(c)            If Amex’s written response pursuant to Section 3.6.9(b) indicates that clauses (i) or (iii) of Section 3.6.9(b) applies to such Covered Action, Amex and the Company, in consultation with their respective reputable outside counsel experienced in bank regulatory matters, shall cooperate to find alternative strategies to achieve the Company’s business goals that Amex determines in good faith are not covered by clauses (i) or (iii) of Section 3.6.9(b), including, but not limited to, consistent with past practice, considering the use of an agreement to remediate any activities that are covered by clauses (i) or (iii) of Section 3.6.9(b) with respect to such Covered Action consistent with the BHCA and other applicable Law. If the Company, with advice of a reputable outside counsel experienced in bank regulatory matters, disagrees with such determination, Amex and the Company, together with their respective reputable outside counsels with experience in bank regulatory matters, shall cooperate for a period of at least fifteen (15) Business Days to try and reach a mutually agreeable solution, including, if necessary, an escalation to the Chief Legal Officer of the Company and the Chief Legal Officer of American Express Company. For the avoidance of doubt, any decision to approach any regulator to discuss the permissibility or legality of such Covered Action shall be in Amex’s sole discretion; provided that Amex shall make such decision in good faith.

(d)            If (i) Amex’s written response pursuant to Section 3.6.9(b) indicates that clause (ii) of Section 3.6.9(b) applies to such Covered Action, (ii) such Covered Action cannot reasonably be restructured to avoid implicating clause (ii) of Section 3.6.9(b) and (iii) Amex reasonably concludes, with the advice of outside counsel experienced in bank regulatory matters, that it is more likely than not that such Covered Action will receive approval or nonobjection without requiring Amex to enter into any material commitments or otherwise limiting Amex’s business or operations, Amex and the Company shall cooperate to make any required applications or notices to any applicable Governmental Entity.

(e)            In the event that, after following the applicable procedures in Section 3.6.9(c) and 3.6.10(d), Amex reasonably concludes, with the advice of outside counsel experienced in bank regulatory matters, that such Covered Action would have an adverse effect on Amex’s regulatory status under the Banking Laws, Amex shall have the right to veto such Covered Action.

(f)            The Company shall provide Amex with written notice of any acquisition of, or investment in, a company that provides and/or derives revenues from products or services that are limited to Pre-Approved New Products (as defined in the Trademark License Agreement) so Amex may comply with any applicable after-the-fact notice requirements.

3.6.10.            Regulatory Relationships and Public Disclosures. During the Enterprise Compliance Period:

(a)            Amex shall continue to control all interactions and communications involving or relating to the Company with banking regulators (including the Federal Reserve Board). The Company shall not directly or indirectly engage with any banking regulators without Amex’s consent (such consent not to be unreasonably withheld, conditioned or delayed) and involvement.

(b)            Amex and the Company will coordinate with respect to any meeting or regulatory filing that relates to the Company. The Company shall be permitted to review, comment on and/or draft any regulatory application or notice to banking regulators that relates to the Company and, in connection therewith, counsel for the Company shall be permitted to attend any related meetings with such banking regulators, to the extent related to the Company and to the extent permitted by such banking regulators; provided that, in the event of any disagreement between Amex and the Company relating to any such meeting, filing, application or notice, the position of Amex, following good faith consultation with counsel experienced in bank regulatory matters, shall prevail.

(c)            Amex and the Company shall reasonably consult with one another on the content of any filing or public disclosures pursuant to (i) the Securities Act, (ii) the Exchange Act and (iii) any other U.S. and non-U.S. laws and regulations, in each case, to the extent such filing or public disclosure includes material information about the business of Amex (in the case of filing by the Company) or the Company (in the case of a filing by Amex), as the case may be. Prior to making any filing or public disclosure that includes material information about the business of the Company or Amex, the disclosing party (whether the Company or Amex) shall provide a copy of the proposed filing or public disclosure to the other party no later than five (5) Business Days prior to filing or publication (or, in the event that five (5) Business Days’ notice is not reasonably practicable, as soon as reasonably practicable) and consider in good faith incorporating any comments provided by the other party thereon.

(d)            To the extent that any proposed filing or public disclosure could reasonably implicate the regulatory status of or other regulatory matters with respect to Amex or the Company, Amex and the Company shall discuss in good faith, including with outside counsel if necessary, whether such filing or public disclosure is required and the content thereof. In the event of any disagreement between Amex and the Company relating to any such proposed filing or public disclosure to be made by Amex, the position of Amex, following good faith consultation with counsel experienced in bank regulatory matters, shall prevail. In the event of any disagreement between Amex and the Company relating to any such proposed disclosure to be made by the Company, the position of the Company, following good faith consultation with counsel experienced in bank regulatory matters, shall prevail; provided that in fashioning any such disclosure, the Company shall consider in good faith Amex’s regulatory obligations.

3.6.11.            Termination of Compliance and Regulatory Provisions. Upon the expiration of the Enterprise Compliance Period, the Company and the Shareholders will promptly take appropriate actions to terminate the compliance and regulatory provisions related to the Company’s status as being “controlled” by American Express Company. For clarity, unless expressly provided otherwise, no provision of this Shareholders Agreement will terminate automatically upon the expiration of the Enterprise Compliance Period or otherwise without an amendment to this Shareholders Agreement or other written document effecting the termination of the relevant provisions.

3.7.            Tax Residence. The Shareholders, the Company and JerseyCo shall endeavor to ensure that the JerseyCo is and remains resident for Tax purposes in the United Kingdom and that JerseyCo does not also become resident in any other jurisdiction, including by using reasonable efforts (which, in the case of the Shareholders, shall be limited solely to taking shareholder action in each such Shareholder’s capacity as a shareholder of the Company) to follow, and using reasonable efforts to ensure that JerseyCo follows, the policies and procedures governing proceedings of the board of directors of JerseyCo and of committees established by the board of directors of JerseyCo as set out in the guidelines attached as Annex A hereto and as amended from time to time.

3.8.            Governance of JerseyCo. Each Shareholder that at any time holds B Ordinary Shares or C Ordinary Shares hereby irrevocably appoints the Company, and any officer or agent of the Company, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name, place and stead of such Shareholder to: (a) execute, acknowledge, deliver, swear to, file and record (i) appropriate instruments appointing the Company, or any officer or agent of the Company, as its proxy to vote on behalf of such Shareholder at any meeting of JerseyCo, and (ii) written resolutions of members of JerseyCo on behalf of such Shareholder, in each case with respect to any matter for which a vote or written resolution of the holders of B Ordinary Shares or C Ordinary Shares is required, other than a matter that (x) relates specifically and solely to rights, priorities or privileges of the B Ordinary Shares or the C Ordinary Shares, as applicable, or (y) has a disproportionate adverse effect on the B Ordinary Shares or the C Ordinary Shares, as applicable, as compared to any other class or series of Shares; and (b) take such other actions, and execute, acknowledge, deliver, swear to, file and record such other documents and instruments, as may be reasonable and appropriate to carry out the purposes of the preceding clause (a). Each Shareholder acknowledges that this appointment constitutes a power coupled with an interest, in that each Shareholder is relying on the Company to act in accordance with the terms of this Shareholders Agreement and the JerseyCo Articles to effectuate the agreed-upon governance arrangements for the Company and JerseyCo, and therefore will survive the incapacity of any Shareholder giving such power and the Transfer of any Shareholder’s B Ordinary Shares or C Ordinary Shares. Without limiting the generality of the foregoing, it is understood and agreed that a change of control involving JerseyCo in which the relative rights, priorities and privileges of B Ordinary Shares or C Ordinary Shares, as applicable, prior to giving effect to such transaction, are respected is not a matter of the type described in clause (x) or (y) above, and such change of control would not, in and of itself, preclude any vote or written resolution of Shareholders holding B Ordinary Shares or C Ordinary Shares necessary to approve such change of control transaction from being cast or executed (as applicable) by the Company (or its officer or agent), acting on behalf of such Shareholders in the capacity set forth above.

3.9.            [Reserved].

ARTICLE IV

JERSEYCO DISTRIBUTIONS; ACCOUNTING POLICIES; ALLOCATIONS

4.1.            JerseyCo Distributions Generally. Subject to Section 4.2 and any applicable Law, Distributions shall be made by JerseyCo to its shareholders in respect of their JerseyCo Shares at such times and in such amounts as the board of directors of JerseyCo determines in accordance with the Shareholders’ and the Company’s relative Percentage Interests in JerseyCo and in accordance with the Articles.

4.2.            Tax Distribution Policy. Subject to (i) applicable restrictions set forth in any agreement between the Company or any of its Subsidiaries with third-party lenders, (ii) the availability of sufficient cash and appropriate reserves for working capital (as reasonably determined by the board of directors of JerseyCo) and (iii) any restrictions or limitations imposed by applicable Law, JerseyCo shall distribute (x) to the Company the Tax Distribution Amount, on a quarterly basis, and (y) to each Shareholder, on the date that any such distribution is made to the Company, an amount such that distributions made pursuant to this Section 4.2 are made in accordance with the Shareholders’ and the Company’s relative Percentage Interests in JerseyCo as of such date (such distributions described in the foregoing clauses (x) and (y), “Tax Distributions”).

4.3.            Withholding.

4.3.1.            JerseyCo is hereby authorized to withhold from all Distributions pursuant to this Shareholders Agreement, and to pay on behalf of the Company or a Shareholder, all amounts that JerseyCo is required by Law to withhold or pay on behalf of the Company or such Shareholder. All amounts withheld by JerseyCo from Distributions or paid by JerseyCo on behalf of the Company or a Shareholder pursuant to this Section 4.3.1 shall be deemed to have been distributed to the Company or such Shareholder otherwise entitled to receive the amount so withheld or on whose behalf the amount was paid. In the event the board of directors of JerseyCo reasonably determines that JerseyCo is required to withhold an amount from Distributions to any Shareholder, JerseyCo shall notify such Shareholder in advance of such withholding obligation and cooperate with such Shareholder in reducing the amount to be withheld or eliminating the requirement to withhold such amounts, to the extent the board of directors of JerseyCo can do so without unreasonable efforts or expense (including any potential liability to a Tax authority for any such claimed withholding or interest and penalties related thereto). The Company and each Shareholder hereby agrees, to the extent permitted by applicable Law, to reimburse JerseyCo in the manner prescribed in the following sentence for any liability with respect to withholdings required on behalf of or with respect to Distributions to the Company or such Shareholder, or U.S. federal withholding Taxes as a result of the Company’s or such Shareholder’s failure to provide certificates, forms, instruments or other information reasonably requested by JerseyCo relating to the status of the Company or such Shareholder pursuant to Section 4.3.2. If, pursuant to this Section 4.3.1, JerseyCo makes a payment on behalf of or with respect to the Company or a Shareholder, or otherwise withholds from Distributions to the Company or a Shareholder an amount in excess of the amount available for Distribution to the Company or such Shareholder pursuant to Section 4.1 (such excess amount, an “Advance Amount”), JerseyCo may take any of the following actions upon approval of the board of directors of JerseyCo: (i) reduce the amount of any subsequent Distributions (or any other proceeds the Company or such Shareholder may receive under this Shareholders Agreement) that would otherwise have been made to the Company or such Shareholder by the Advance Amount plus interest thereon not to exceed a commercially reasonable rate or (ii) require, to the extent legally permitted, that the Company and each such Shareholder contribute an amount in cash to JerseyCo equal to the Company’s or such Shareholder’s Advance Amount plus a commercially reasonable rate of interest thereon (such payment not to be treated as a Capital Contribution).

4.3.2.            Shareholder Tax Information.

(a)            If reasonably requested by JerseyCo for Tax purposes, the Company and each Shareholder shall use commercially reasonable efforts to deliver to JerseyCo: (i) to the extent required in order to satisfy any JerseyCo obligation under applicable Tax Law, the applicable IRS Form W-8 or IRS Form W-9, or equivalent forms under non-U.S. Tax Law, (ii) any information or documentation with respect to the Company or such Shareholder (as relevant) (and the Company’s or such Shareholder’s direct and indirect beneficial owners) in order to determine the eligibility of JerseyCo for the benefits of the Treaty with respect to U.S. source dividends received by JerseyCo (such information and documentation, “Treaty Information”), and (iii) to the extent required in order to satisfy any JerseyCo obligation under applicable Tax Law, any other certificates, forms, or instruments setting forth information about the Company or such Shareholder required to establish the Company’s or such Shareholder’s status under any applicable Tax Law.

(b)            JerseyCo shall use the Treaty Information provided to it pursuant to clause (a) of this Section 4.3.2 only to determine whether JerseyCo is eligible for benefits under the Treaty with respect to U.S. source dividends received by JerseyCo, and such Treaty Information shall be at all times handled in a manner consistent with such purpose; provided, however, that JerseyCo shall use the appropriate Tax forms to eliminate withholding Tax with respect to investors that are U.S. Persons (such as an IRS Form W-9, accompanied by an IRS Form W8-IMY, as the case may be).

(c)            For purposes of this Section 4.3.2, the following definitions shall apply:

(i)            “U.S. Person” means a “United States” person within the meaning of Section 7701(a)(30) of the Code.

4.4.            Allocation of Profits and Losses.

4.4.1.            General Allocation of Profit and Loss. Except as otherwise set forth in this Section 4.4, for Capital Account purposes, all items of income, gain, loss and deduction shall be allocated among the holders of JerseyCo Shares in a manner such that if JerseyCo were dissolved, its affairs wound up and its assets distributed to such holders in accordance with their respective Capital Account balances immediately after making such allocation, such Distributions would, as nearly as possible, be equal to the Distributions that would be made pursuant to Section 4.1.

4.4.2.            Allocations for Tax Purposes. For U.S. federal, state and local income Tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the holders of JerseyCo Shares in accordance with the allocations of the corresponding items for Capital Account purposes under this Section 4.4, except that items with respect to which there is a difference between Tax and book basis will be allocated in accordance with Section 704(c) of the Code, the Treasury Regulations thereunder, and Treasury Regulations Section 1.704-1(b)(4)(i), using the “traditional method with curative allocations” set forth in Treasury Regulations Section 1.704-3(c) (and, if applicable, similar provisions of applicable Laws), unless otherwise approved by the board of directors of JerseyCo.

4.4.3.            Gross Income Allocations. Notwithstanding any provision of this Section 4.4, no item of deduction or loss shall be allocated to a holder of JerseyCo Shares to the extent the allocation would cause a negative balance in such holder’s Capital Account (after taking into account the adjustments, allocations and Distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) that exceeds the sum of (i) the amount that such holder would be required to reimburse JerseyCo pursuant to this Shareholders Agreement or under applicable Law plus (ii) the amount that such holder is deemed obligated to reimburse pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5). In the event some but not all of the holders of JerseyCo Shares would have a Capital Account deficit as a consequence of an allocation of loss or deduction, the limitation set forth in this Section 4.4.3 shall be applied on a holder-by-holder basis so as to allocate the maximum permissible deduction or loss to each such holder under Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations. In the event any loss or deduction is specially allocated to a holder of JerseyCo Shares pursuant to the preceding sentence, an equal amount of income of JerseyCo shall be specially allocated to such holder prior to any allocation pursuant to Section 4.4.1.

4.4.4.            Qualified Income Offset. In the event any holder of JerseyCo Shares unexpectedly receives any adjustments, allocations, or Distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of JerseyCo income and gain shall be specially allocated in an amount and manner sufficient to eliminate as quickly as possible any deficit balance in such holder’s Capital Account in excess of that permitted under Section 4.4.3 created by such adjustments, allocations or Distributions. Any special allocations of items of income or gain pursuant to this Section 4.4.4 shall be taken into account in computing subsequent allocations pursuant to Section 4.4.1 so that the net amount of any items so allocated and all other items allocated to each holder of JerseyCo Shares pursuant to Section 4.4.1 shall, to the extent possible, be equal to the net amount that would have been allocated to each such holder pursuant to the provisions of Section 4.4.1 if such unexpected adjustments, allocations or Distributions had not occurred.

4.4.5.            Minimum Gain Chargebacks. In the event JerseyCo incurs any nonrecourse liabilities, income and gain shall be allocated in accordance with the “minimum gain chargeback” provisions of Sections 1.704-1(b)(4)(iv) and 1.704-2 of the Treasury Regulations. Allocations of each holder of JerseyCo Shares’ share of nonrecourse liabilities shall be made in accordance with Treasury Regulations Section 1.752-3.

4.4.6.            Nonrecourse Deductions. Nonrecourse deductions, within the meaning of Treasury Regulations Section 1.704-2(b)(1), for any Tax Year shall be allocated to the holders of JerseyCo Shares in accordance with such holders’ respective Percentage Interests in JerseyCo.

4.4.7.            Partner Nonrecourse Deductions. Partner nonrecourse deductions within the meaning of Treasury Regulations Section 1.704-2(i)(2) for any Tax Year shall be specially allocated to the holder of JerseyCo Shares who bears the economic risk of loss with respect to the partner nonrecourse debt to which such partner nonrecourse deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

4.4.8.            Nonrecourse Debt. Excess nonrecourse liabilities, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated among the holders of JerseyCo Shares in accordance with any method permitted under the Treasury Regulations, as selected by the board of directors of JerseyCo.

4.4.9.            Section 754 Election. To the extent an adjustment to the adjusted Tax basis of any JerseyCo asset under Code Section 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Account balances, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and such gain or loss shall be allocated to the holders of JerseyCo Shares in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

4.4.10.            Section 482 Adjustments. If JerseyCo is allowed any deduction by reason of a payment imputed to a holder of JerseyCo Shares (or an Affiliate thereof) under Section 482 of the Code or similar provision of applicable Law, the resulting deduction shall be allocated to such holder, and such holder shall be deemed to contribute an equivalent amount to JerseyCo, resulting in no net change in such holder’s Capital Account. If JerseyCo is imputed any income by reason of a payment imputed from a holder of JerseyCo Shares (or an Affiliate thereof, or any direct or indirect owners thereof) under Section 482 of the Code or similar provision of applicable Law, the resulting income shall be allocated to such holder, and such holder shall be deemed to receive as a Distribution an equivalent amount from JerseyCo, resulting in no net change in such holder’s Capital Account.

4.4.11.            Partnership Status. For the avoidance of doubt, the provisions of this Section 4.4 shall have effect only with respect to any taxable period for which JerseyCo is treated as a partnership for U.S. federal, state or local income Tax purposes.

ARTICLE V

CAPITAL ACCOUNTS

5.1.            Capital Accounts. (a) For any period for which JerseyCo is treated as a partnership for U.S. federal, state or local income Tax purposes, JerseyCo shall maintain a separate capital account (each, a “Capital Account”) for each holder of JerseyCo Shares in accordance with the following provisions:

(i)            The Capital Account of each holder of JerseyCo Shares shall be increased by the amount of cash and the Fair Market Value of other property contributed by such holder to JerseyCo, the amount of income or gain allocated to such holder pursuant to Article IV, and the amount of any JerseyCo liabilities that are assumed by such holder, or that are secured by any JerseyCo assets distributed to such holder.

(ii)            The Capital Account of each holder of JerseyCo Shares shall be decreased by the amount of cash and the Fair Market Value of any JerseyCo property distributed to such holder pursuant to any provision of this Shareholders Agreement, the amount of any expenses or losses allocated to such holder pursuant to Article IV (including the holder’s share of expenditures described in Treasury Regulations Section 1.704-1(b)(2)(iv)(i)) and the amount of any liabilities of such holder that are assumed by JerseyCo or that are secured by any asset contributed by such holder to JerseyCo.

(iii)            In the event any JerseyCo Shares are Transferred in accordance with the terms of this Shareholders Agreement and the Articles, the Permitted Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the portion of the JerseyCo Shares so Transferred.

(b)            The foregoing provisions and the other provisions of this Shareholders Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. The board of directors of JerseyCo is authorized to make appropriate amendments to the allocations of items pursuant to Article IV and this Section 5.1 if necessary in order to comply with Section 704 of the Code or applicable Treasury Regulations thereunder; provided that no such change shall have an adverse effect upon the amount distributable to any holder of JerseyCo Shares pursuant to this Shareholders Agreement.

5.2.            No Deficit Restoration Obligation. No holder of JerseyCo Shares shall be required to pay to any other holder of JerseyCo Shares, or JerseyCo any deficit or negative balance that may exist from time to time in such holder’s Capital Account (including upon or after dissolution of JerseyCo), except as may be required by non-waivable provisions of applicable Law.

5.3.            Revaluations of Property. The board of directors of JerseyCo may determine, in its sole discretion (unless otherwise required by applicable Law), to adjust the Capital Accounts of the holders of JerseyCo Shares in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect the Fair Market Value of JerseyCo property whenever JerseyCo Shares are relinquished to JerseyCo or JerseyCo Shares are issued by the JerseyCo (in each case, for a non de minimis amount of cash or property), or whenever an additional holder of JerseyCo Shares is admitted to JerseyCo, and shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e) when JerseyCo is liquidated or in the case of a Distribution of any property (other than cash).

5.4.            Return of Capital; Withdrawals. Except as explicitly provided elsewhere herein, no holder of JerseyCo Shares shall have any right (i) to withdraw as a holder from JerseyCo, (ii) to withdraw from JerseyCo all or any part of such holder’s Capital Account or its capital contributions, (iii) to receive property other than cash in return for such holder’s capital contributions or (iv) to receive any Distribution from JerseyCo.

5.5.            No Interest on Capital Contributions. No holder of JerseyCo Shares shall be paid interest on its Capital Account or any of its Capital Contributions.

5.6.            Capital Accounts Separate to Statutory Accounts. The Capital Accounts of the holders of JerseyCo Shares are maintained as separate internal accounts of such holders by JerseyCo for the purposes of calculating allocations of profits and losses in accordance with Section 4.4 and do not form part of or affect the statutory accounts of JerseyCo.

ARTICLE VI

TAX MATTERS

6.1.            Tax Returns and Forms.

6.1.1.            JerseyCo shall prepare or cause to be prepared, at its expense, all required U.S. federal, state, local and foreign Tax Returns of JerseyCo (the “Tax Returns”) in accordance with applicable Law and shall file such Tax Returns in a timely manner (taking into account applicable extensions).

6.1.2.            With respect to any Tax Year in which JerseyCo was treated as a partnership for U.S. federal, state or local income Tax purposes, at least 60 days prior to providing Tax Forms in accordance with Section 6.1.3, JerseyCo shall, at its expense, use reasonable efforts to provide or cause to be provided to each holder of JerseyCo Shares a good faith estimate of the items that will be reported on the Schedule K-1 with respect to such holder for such Tax Year, which good faith estimate may be based to the extent practicable on the quarterly reports described in Section 6.1.4 hereto and shall include, to the extent reasonably practicable, sufficient information to (a) permit such holder to identify items of income described in Section 871(a) or 881(a) of the Code (commonly referred to as “FDAP income”), (b) identify the U.S. source dividend income allocated to such holder, and (c) permit such holder to determine the amount of any material “unrelated business taxable income” (within the meaning of Section 512(a) of the Code) with respect to any direct or indirect beneficial owner of such holder that is a Tax-exempt organization.

6.1.3.            With respect to any Tax Year in which JerseyCo was treated as a partnership for U.S. federal, state or local income Tax purposes, JerseyCo shall use reasonable efforts to, by the earlier of (x) the due date (taking into account automatic extensions) for filing JerseyCo’s IRS Form 1065 (U.S. Return of Partnership Income) in respect of such Tax Year and (y) May 31 of the calendar year immediately following the calendar year in which such Tax Year ends, at its expense, provide or cause to be provided to each holder of JerseyCo Shares a Schedule K-1 and any other U.S. federal, state, local or foreign income Tax Returns, forms, statements and related disclosures or other information (each, a “Tax Form”) with respect to JerseyCo for the preceding Tax Year as may be necessary to enable such holder to (a) prepare its U.S. federal income Tax Returns, including a statement showing such holder’s share of income, gain, loss, deductions and credits for such Tax Year for U.S. federal income Tax purposes, (b) prepare such state, local and foreign income Tax Returns and other Tax Returns as are required to be filed by such holder (or its direct or indirect beneficial owners) as a result of JerseyCo’s activities in any applicable jurisdiction, (c) in the case of any holder, allocate among its direct or indirect beneficial owners such holder’s distributive share of Company income or loss based on the jurisdiction in which the income or loss arose in a form that will enable such holder to prepare the U.S. federal, state and local income Tax Returns of such direct and indirect beneficial owners, and (d) in the case of any holder, determine and differentiate among items of U.S. Source Income and items of Non-U.S. Source Income allocated to such holder.

6.1.4.            Within ten (10) days after the end of each calendar quarter during which JerseyCo was treated as a partnership for U.S. federal, state or local income Tax purposes (or sooner if required by a holder of JerseyCo Shares to comply with any requirement of Law), JerseyCo shall, at its expense, deliver or cause to be delivered to each holder a report with respect to such calendar quarter containing an estimate of such quarter’s taxable income and Tax payments, an estimate of U.S. Source Income and Non-U.S. Source Income and other information reasonably requested by such holder in writing (including through any accounting firm employed by a holder) and a description of substantial investments and acquisitions made directly or indirectly by JerseyCo (including, for the avoidance of doubt, investments made by any Subsidiary of JerseyCo) during such calendar quarter (including a designation of whether (and to what extent) the taxable income generated by such investment or acquisition is expected to be U.S. Source Income or Non-U.S. Source Income). Such report shall also include a good-faith estimate of the preceding items for each remaining calendar quarter of the applicable Tax Year.

6.2.            PFIC. JerseyCo, in consultation with the Company and the Shareholders, shall make a good faith determination each Tax Year whether JerseyCo holds, directly or indirectly, an interest in any “passive foreign investment company” (as defined in Section 1297(a) of the Code) (“PFIC”). If JerseyCo determines that it holds an interest in a PFIC for any Tax Year, then JerseyCo shall notify the Company and each Shareholder that such entity is a PFIC and use commercially reasonable efforts to cause such PFIC to provide (and if provided by such PFIC, to provide each holder of JerseyCo Shares as soon as practicable thereafter) (a) all information necessary for such holder to make and maintain a “qualified electing fund” election in respect of such PFIC, (b) all information necessary to complete an IRS Form 8621, and (c) a PFIC Annual Information Statement in accordance with applicable Law. JerseyCo also agrees to use commercially reasonable efforts to cause such PFIC to allow each holder to inspect and copy such PFIC’s permanent books of account, records, and such other documents as may be necessary to establish that the financial information included on such PFIC Annual Information Statement is computed in accordance with U.S. federal income Tax principles. This Section 6.2 shall have effect only with respect to any taxable period (or portion thereof) ending on or before July 10, 2023 or during which the Company is not the sole beneficial owner of 100% of the equity interests in JerseyCo as determined for U.S. federal income Tax purposes.

6.3.            CFC. JerseyCo shall make a good faith determination each Tax Year whether it holds, directly or indirectly, an interest in a “controlled foreign corporation” (as defined in Section 957 of the Code) (“CFC”), and if JerseyCo determines that it holds an interest in a CFC for any Tax Year, then JerseyCo shall use commercially reasonable efforts to (a) notify each holder of JerseyCo Shares that such entity is a CFC and (b) provide each holder with any information or calculations as may be required by such holder to timely file any required Tax Returns or information returns, including IRS Form 5471 (and any schedules thereto). This Section 6.3 shall have effect only with respect to any taxable period (or portion thereof) ending on or before July 10, 2023 or during which the Company is not the sole beneficial owner of 100% of the equity interests in JerseyCo as determined for U.S. federal income Tax purposes.

6.4.            Consistency. If, after consultation with the other Shareholders, a Principal Shareholder or the Expedia Shareholder reasonably believes in good faith that JerseyCo and its Subsidiaries will be unable to provide the information and/or Tax Forms described in Section 6.1.3 within the time periods prescribed herein, such Principal Shareholder or the Expedia Shareholder shall have the right, with the prior written consent of each of the other Shareholders (acting individually, with such consent not to be unreasonably withheld, conditioned or delayed), to require that JerseyCo retain the services of PricewaterhouseCoopers LLP (or such other accounting firm as may be agreed in writing by the Principal Shareholders and the Expedia Shareholder) to provide assistance to JerseyCo or its Subsidiaries in order to ensure that such information and/or Tax Forms are finalized and delivered to the Shareholders within such time periods.

6.5.            U.S. Tax Classification.

6.5.1.            JerseyCo has elected to be classified as a Pass-Through Entity pursuant to Treasury Regulations Section 301.7701-3 with an effective date prior to the Effective Date.

6.5.2.            [Reserved].

6.5.3.            [Reserved].

6.5.4.            JerseyCo, the Company and the Shareholders agree to cooperate in good faith to effect the provisions of this Section 6.5 (including in the making and filing of any election necessary to obtain any U.S. Tax classification as determined under this Section 6.5). No change will be made to the U.S. federal income tax classification of JerseyCo or any of its Subsidiaries that is effective on or before July 10, 2023, without the prior consent of the each Shareholder (acting in its individual sole discretion).

6.6.            Effectively Connected Income. With respect to any taxable period (or the portion thereof) ending on or before July 10, 2023 or during which the Company is not the sole beneficial owner of 100% of the equity interests in JerseyCo as determined for U.S. federal income tax purposes, the Company and JerseyCo shall use commercially reasonable efforts to conduct JerseyCo’s business operations (including the business operations of its Subsidiaries) in a manner (a) so that JerseyCo is not considered to be Engaged in a USTB, and (b) to the extent that the Company or JerseyCo determines that JerseyCo is Engaged in a USTB, that minimizes the allocable share of any taxable income or gain which is effectively connected with the conduct of a trade or business within the United States to any Shareholder (or its direct and indirect owners), including as a result of JerseyCo or any of its Subsidiaries (other than the U.S. Subsidiaries) having an office or other fixed place of business within the United States (as contemplated by Section 864(c)(4)(B)(iii) of the Code and the Treasury Regulations thereunder).

6.7.            No Non-U.S. Taxes or Filings. The Company will use reasonable efforts to structure any entity or acquisition of the Company in a jurisdiction outside of the United States so as to avoid causing any Shareholder to incur any direct obligation to file a Tax Return (including any group, affiliated or other combined Tax Return, or any composite Tax Return, but excluding any form a purpose of which is to claim an exemption from or reduction of a withholding Tax) in such jurisdiction, solely as a result of such Shareholder’s investment in the Company.

6.8.            Election Pursuant to Section 754 of the Code. JerseyCo shall maintain an election under Section 754 with respect to JerseyCo and its relevant Subsidiaries for any taxable year in which JerseyCo is treated as a partnership for U.S. federal income tax purposes.

6.9.            Partnership Representative.

(a)            The Company is hereby designated the Partnership Representative of JerseyCo and may take whatever steps it deems necessary or desirable, in its reasonable discretion, to perfect such status, including filing any forms and documents with the IRS and taking such other action as may be required from time to time under applicable Treasury Regulations.

(b)            The Partnership Representative shall have the following rights and responsibilities:

(i)            With respect to Tax Years to which the Partnership Audit Rules (as amended by the Bipartisan Budget Act of 2015) do not apply, the Partnership Representative shall take such action as may be necessary to cause each of the applicable Shareholders to become a “notice partner” within the meaning of Section 6231(a)(8) of the Code.

(ii)            The Partnership Representative shall, within ten (10) Business Days of the receipt of any notice from the IRS in any administrative proceeding at the JerseyCo level relating to the determination of any JerseyCo item of income, gain, loss, deduction or credit, mail a copy of such notice to each Shareholder.

(iii)            Except as otherwise authorized under this Shareholders Agreement, the Partnership Representative shall not take any action in connection with a Partnership Tax Audit, including any Tax election, without the approval of the Board of Directors. In addition, the following actions shall require approval of each Principal Shareholder and the Expedia Shareholder (acting in their individual sole discretion): (A) entering into a settlement with the IRS or the Secretary of the Treasury with respect to any material Tax audit or judicial review in which agreement the Partnership Representative may expressly state that such agreement shall bind the Shareholders; (B) filing a petition for judicial review of any final administrative adjustment at the JerseyCo level of any material item required to be taken into account for Tax purposes by a Shareholder; (C) causing JerseyCo to make a material Tax election in connection with a Partnership Tax Audit that is not addressed in this Shareholders Agreement; (D) entering into an agreement with the IRS to extend the period for assessing any Tax that is attributable to any item required to be taken into account for Tax purposes by a Shareholder; and (E) with respect to a relevant Tax Year, making any election under Section 6221(b) or Section 6226 of the Code.

(iv)            Notwithstanding paragraph 6.9(b)(iii), the Principal Shareholders hereby authorize and direct the Partnership Representative to make an election under Section 6226 of the Code with respect to any material imputed underpayments included in any notice of final partnership adjustment for any Tax Year beginning on or before the Effective Date to which the Partnership Audit Rules (as amended by the Bipartisan Budget Act of 2015) apply; provided that the Partnership Representative shall use reasonable efforts to afford Shareholders and MIP Shareholders the opportunity first to avail themselves of the procedures set forth in Section 6225(c) of the Code (such procedures, the “Pull-In Procedures”), before the Section 6226 election is made. In the event that a Shareholder or MIP Shareholder avails itself of the Pull-In Procedures, any Taxes payable by the Company with respect to such Shareholder or MIP Shareholder as a result of the application of such Pull-In Procedures shall be subject to Section 6.9(f) of this Shareholders Agreement. In the event that an election under Section 6226 of the Code is determined or deemed to be invalid by the IRS or a court of applicable jurisdiction, any liability of the Company for Taxes in connection with the relevant final partnership adjustment shall be subject to Section 6.9(f) of this Shareholders Agreement; provided that no amount shall be allocated to a Shareholder or MIP Shareholder to the extent that such Shareholder or MIP Shareholder can demonstrate, to the reasonable satisfaction of the Board, that it properly took the adjustments into account pursuant to a Pull-In Procedure, or paid or otherwise satisfied the corresponding Tax pursuant to the election under Section 6226 and such payment has been taken into account by the IRS to reduce the Company’s liability under Section 6225. For the avoidance of doubt, the Company shall cooperate with each Shareholder and MIP Shareholder to the extent reasonably requested for purposes of the preceding sentence.

(c)            The Partnership Representative shall be entitled to reimbursement from JerseyCo for all reasonable costs and expenses incurred by it in complying with and carrying out its responsibilities under this Shareholders Agreement, subject to the approval of such costs and expenses by the board of directors of JerseyCo. The Partnership Representative shall not be liable for any indemnity or damages to the Shareholders arising out of any act or omission by reason of its status as Partnership Representative, unless such damages result from gross negligence by the Partnership Representative.

(d)            Except to the extent specified otherwise in this Shareholders Agreement, JerseyCo and its board of directors shall make decisions with respect to any income Tax claim, dispute or litigation as well as elections with respect to the income Tax treatment of various items; provided, however, that (i) each Shareholder shall have the right to participate in any administrative or judicial proceeding at the JerseyCo level with respect to Taxes at its own expense; (ii) the Partnership Representative shall notify the Shareholders of any proposed settlement of any JerseyCo item and shall consult in good faith with, and take into account reasonable comments made by, a Shareholder with respect to such proposed settlement; and (iii) neither JerseyCo nor the Partnership Representative shall settle or compromise any material Tax claim, dispute or litigation without the consent of the Board of Directors.

(e)            Each Shareholder shall cooperate with JerseyCo and the Partnership Representative to the extent reasonably requested in connection with any tax filings, tax audits, and any other interactions with any tax authority or tribunal on behalf of JerseyCo (and, if applicable, any Shareholders).

(f)            Any amount that JerseyCo has paid or incurred, or that the board of directors of JerseyCo has determined JerseyCo is required to pay or incur, in respect of Taxes pursuant to the Partnership Audit Rules (including in respect of an imputed underpayment under the Partnership Audit Rules) that the board of directors of JerseyCo determines in its reasonable discretion is attributable to a Shareholder (including as a result of a Shareholder’s failure to provide information reasonably requested by JerseyCo, the Board of Directors or the Partnership Representative in connection with an imputed underpayment under the Partnership Audit Rules) shall be promptly repaid by such Shareholder or treated as an Advance Amount deemed to have been distributed such Shareholder and as to which JerseyCo may take any of the actions described in Section 4.3.1 of this Shareholders Agreement, upon approval of the board of directors of JerseyCo.

(g)            The provisions of this Section 6.9 shall have effect only with respect to any taxable period for which JerseyCo is treated as a partnership for U.S. federal income Tax purposes. Notwithstanding anything to the contrary in the immediately preceding sentence, the obligations under this Section 6.9 shall survive the transfer or termination of an interest in JerseyCo, as well as the termination, dissolution, liquidation, and winding up of JerseyCo (including a termination of its status as a partnership for U.S. federal income Tax purposes).

6.10.            United States Property. For any taxable period (or the portion thereof) ending on or before July 10, 2023, JerseyCo and each Subsidiary shall use reasonable best efforts, in consultation with Amex and Expedia and taking into account the Tax positions of Amex and Expedia and their respective Affiliates, (i) not to hold any obligation of a United States person within the meaning of Section 956(c)(1) of the Code other than an obligation described in Section 956(c)(2) of the Code that would be expected to require Amex or Expedia to include in income amounts described in Section 956 of the Code, and (ii) to provide funds to the U.S. Subsidiaries, if necessary, as Capital Contributions by JerseyCo and not as debt.

6.11.            Transfer Reporting. In connection with a transfer by a shareholder of all or any portion of its interest in JerseyCo, JerseyCo shall, upon request and to the extent legally entitled to do so, provide to a shareholder and its transferee certification sufficient to establish that the transfer is exempt from withholding for taxes under Sections 1445 and 1446(f) of the United States Internal Revenue Code of 1986, as amended.

ARTICLE VII

BUSINESS SCOPE AND COMPETITION ISSUES

7.1.            Restrictions on Competition by the Shareholders.

7.1.1.            During the term of this Shareholders Agreement, no Principal Shareholder, so long as such Principal Shareholder meets the definition of a Restricted Shareholder, shall:

(a)            acquire or engage in negotiations to acquire or permit its Affiliates (provided, that for purposes of this clause (a), no Person shall be deemed to be an Affiliate of Amex if American Express Company does not have the right (contractually or otherwise) to unilaterally cause such Person to comply with the terms of this clause (a) and excluding, for the avoidance of doubt, any third-party licensees or franchisees) to acquire or engage in negotiations to acquire, any economic or voting interests in excess of ten percent (10%) of the issued and outstanding voting or economic interests of any Person predominantly engaged in the Restricted Business; or

(b)            engage in, or permit its Affiliates (provided, that for purposes of this clause (b), no Person shall be deemed to be an Affiliate of Amex if American Express Company does not have the right (contractually or otherwise) to unilaterally cause such Person to comply with the terms of this clause (b) and excluding, for the avoidance of doubt, any third-party licensees or franchisees) to engage in, the Restricted Business; provided that nothing in this clause (b) shall (i) apply to any third-party licensing or franchising relationships of Amex or its Affiliates, (ii) apply to any existing lines of business operated by a Restricted Shareholder on the Initial Effective Date and set forth on Schedule 7.1.1, (iii) restrict the ability of a Restricted Shareholder or its Affiliates or Subsidiaries (including American Express Company), or any of their respective commercial partners, licensees and/or franchisees globally, to, directly or indirectly, engage in any and all other activities, including Leisure and Retail Travel Services, Travel Supplier Services, Payment Products, Licensed and Network Services, Lending Activity, Card Acceptance and Merchant Services, Consulting and Data Services, GNS Travel Services, Foreign Exchange Services, Insurance Services and any other banking or financial services and products, electronic or otherwise, and ancillary services and products, and, with respect to each of the foregoing, regardless of whether the applicable Person is also a customer (or employee of a customer) of the Company or (iv) restrict any services provided to or on behalf of the Company, including pursuant to any Operating Agreement or any agreement between the Company and Amex (or any of their respective Affiliates) entered into on or after the Initial Effective Date. For the avoidance of doubt, nothing in this Section 7.1.1 shall prohibit any Restricted Shareholder or any of its Affiliates from acquiring an interest (whether by way of an investment, merger or acquisition) in any Person or business with an interest in the Restricted Business where the primary purpose of such transaction was not the acquisition of the Restricted Business.

7.1.2.            Restrictions on Certain Activities by QIA. Except with respect to the Restricted Businesses set forth on Schedule 7.1.2, QIA shall cause each Direct Holder (controlled by QIA) of a QIA Entity to use its commercially reasonable efforts to cause (i) any individual designated by or on behalf of such Direct Holder to serve as a director on the Board of Directors or a Committee member, during such time that such individual so serves as a director or a Committee member and for one year thereafter, and (ii) any of QIA’s or such Direct Holder’s employees to whom Restricted Confidential Information has been provided, from the date such Person first receives any Restricted Confidential Information until the date that is one year from the date such Person last receives any Restricted Confidential Information, to refrain from (x) directly assisting QIA or such Direct Holder with any investment decision relating to the acquisition, either directly or indirectly, of an economic or voting interest representing in excess of ten percent (10%) of any Person predominantly engaged in the Restricted Business (a “Restricted Competitor”) or (y) serving as a director or observer on the board of directors or comparable governing body of a Restricted Competitor.

7.2.            Non-Solicit. Amex, QIA and Expedia shall not, and shall cause their respective Affiliates not to (provided, that for purposes of this section, no Person shall be deemed to be an Affiliate of Amex or Expedia, as applicable, if American Express Company or Expedia Group, Inc., respectively, does not have the right (contractually or otherwise) to unilaterally cause such Person to comply with the terms of this section and excluding, for the avoidance of doubt, any third-party licensees or franchisees), directly or indirectly, solicit for employment or hire the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Transformation Officer, the Chief Legal Officer, the Global Head of M&A, the VP Business Planning, the Chief Commercial Officer, the Chief Risk & Compliance Officer, the Chief Revenue Officer, the EVP Product, Strategy & Communications, the Chief Technology Officer, the Chief People Officer and similar C-suite level executive employees of the Company, JerseyCo and their Subsidiaries without the prior written consent of the Company (such employees, “Restricted Employees”), unless (a) the employment of such Restricted Employee has been terminated by the Company or its Affiliate, as applicable, prior to such action by Amex, QIA, Expedia or any of their respective Affiliates, as applicable, or (b) the solicitation or hiring of such Restricted Employee by Amex, QIA, Expedia or any of their respective Affiliates shall occur on or after the two (2) year anniversary of the date upon which Amex, QIA or Expedia, as applicable, ceases to own any Shares; provided, however, that no Person shall be prohibited from hiring any Restricted Employee (x) who responds to a general solicitation in media of general circulation (including advertisements posted on the Internet or in trade media) not expressly targeted at such Restricted Employees or (y) who is referred to such Person by search firms, employment agencies or other similar entities; provided that such entities have not been specifically instructed to solicit Restricted Employees.

7.3.            Certain Transaction Restrictions. The Company agrees that neither it, JerseyCo nor any of their Subsidiaries shall enter into any agreement or consummate any Transaction that would obligate a Shareholder or any of its Affiliates to:

(a)            be bound by (i) any restrictive covenant related to investing in or acquiring an entity, or directly or indirectly operating a business, that may be in competition with the operations of the Company, JerseyCo or any of their Subsidiaries or any person or entity acquiring the Company, JerseyCo or any of their Subsidiaries or (ii) any other restrictive covenant related to the operation of its business, other than customary covenants relating to confidential information agreed to by all other Shareholders in writing (such agreement not to be unreasonably withheld, conditioned or delayed);

(b)            make any representation or warranty with respect to, enter into any amendment of, or waive any of its rights or claims under, (i) any provision of any document to which such Shareholder or any of its Affiliates is party which provision does not directly relate to such Shareholder’s equity ownership in the Company or JerseyCo or (ii) any provision intended to address the regulatory status of such Shareholder;

(c)            make any representation or warranty other than customary fundamental representations regarding due authorization to transfer its Shares, ownership of and absence of liens on its Shares, absence of conflicts that might prohibit the transfer of its Shares or approvals that might be required for the transfer of such its Shares; or

(d)            agree to any indemnity by such Shareholder that is made jointly rather than severally or other than on a pro rata basis with respect to any agreed indemnity cap or which purports to ascribe liability to such Shareholder in excess of the proceeds to be received by such Shareholder for its Shares.

7.4.            Certain Acknowledgments. Each Shareholder (on behalf of itself and its Affiliates) acknowledges and agrees that the duration, scope and other provisions set forth in Sections 7.1 and 7.2 have been specifically negotiated by sophisticated, commercial parties and specifically hereby agrees that such time, scope and other provisions are reasonable under the circumstances. Each Shareholder further (on behalf of itself and its Affiliates) agrees that if, at any time, despite the express agreement of such Shareholder, a court or other authority of competent jurisdiction holds that any portion of Sections 7.1 and 7.2 is unenforceable because any of the restrictions herein are unreasonable, or for any other reason, such decision shall not affect the validity or enforceability of any of the other provisions of this Shareholders Agreement, and the maximum restrictions of time or scope reasonable under the circumstances, as determined by such court or other authority, shall be substituted for any such restrictions which are held unenforceable. Each Shareholder acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the provisions of Sections 7.1 and 7.2 shall be inadequate and, accordingly, each Shareholder agrees that the other parties shall, in addition to any other rights and remedies which such other parties may have, be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any court of competent jurisdiction. Such right to obtain equitable relief may be exercised, at the option of such other party or parties, concurrently with, prior to, after or in lieu of, the exercise of any other rights or remedies which such other party or parties may have as a result of any such breach or threatened breach.

ARTICLE VIII

INFORMATION RIGHTS

8.1.            Information Rights.

8.1.1.            Required Delivery of Information to Shareholders. Subject to compliance with Applicable Securities Laws, Antitrust Law, the rules and regulations of the Applicable Exchange and all other applicable Laws, the Company shall deliver to each Principal Shareholder and the Expedia Shareholder, promptly following their filing, if any, copies of any periodic reports, current reports on 8-K (or any successor or similar form), Registration Statements and prospectuses filed by the Company, JerseyCo or any of their Subsidiaries with the Applicable Commission that are not publicly available.

8.1.2.            Financial Planning Information. Subject to compliance with Applicable Securities Laws, Antitrust Law, the rules and regulations of the Applicable Exchange and all other applicable Laws, the Company, JerseyCo and their Subsidiaries shall provide information to Amex or Expedia, in the formats and at times reasonably requested by Amex or Expedia, as applicable, that is reasonably necessary to facilitate Amex’s or Expedia’s, as applicable, annual financial planning process, including, for each fiscal year of the Company, the Company’s outlook for operating performance and business developments in the remainder of that fiscal year, in the following fiscal year and in the following three (3) fiscal years and, for each monthly accounting period, unaudited consolidated financial statements for such period delivered within 30 days of the end of such period (including (i) a profit and loss statement for such period, together with a cumulative profit and loss statement from the first day of the current year to the last day of such period; (ii) a balance sheet as at the last day of such period; (iii) a cash flow analysis for such period on a cumulative basis for the fiscal year to date), together with (A) a comparison between the actual figures for such monthly accounting period and the comparable figures within the annual operating budget for such period and (B) a comparison between the current figures and the figures from the prior year for such monthly accounting period, with, in each case, an explanation of any material differences; provided that the Company, JerseyCo and their Subsidiaries shall provide QIA with copies of all such information requested by Amex or Expedia pursuant to this Section 8.1.2 in the formats and at the times such information is provided to Amex or Expedia, as applicable. Subject to compliance with Applicable Securities Laws, Antitrust Law, the rules and regulations of the Applicable Exchange and all other applicable Laws, the Company, JerseyCo and their Subsidiaries shall also provide quarterly net profit forecast by jurisdiction and annual transfer pricing reports with a listing of all agreements between the Company, JerseyCo and any of their subsidiaries, on the one hand, and Amex or any of its Affiliates, on the other hand.

8.1.3.            Termination of Information and Access Rights. Notwithstanding the foregoing, the information and access rights of the Expedia Shareholder or a Principal Shareholder pursuant to the preceding Sections 8.1.1 and 8.1.2 will terminate automatically and be of no further force and effect if the Expedia Shareholder or such Principal Shareholder (collectively with its Permitted Transferees) ceases to own at least five percent (5%) of the issued Shares.

8.1.4.            Information for Regulatory Compliance. Subject to compliance with Applicable Securities Laws, Antitrust Law, and the rules and regulations of the Applicable Exchange, the Company and its Subsidiaries will provide information to Amex and any other Principal Shareholder in the formats and at times reasonably requested by Amex or any such Principal Shareholder that is necessary (i) for regulatory filings, (ii) to respond to government requests and investigations, (iii) to participate in legal proceedings or (iv) otherwise to comply with other legal or regulatory requirements, including (A) information on derivatives and off-balance sheet items and (B) information necessary for the Principal Shareholder to comply with its own policies and procedures relating to reporting and monitoring of controlled entities to the extent necessary to comply with applicable law or regulatory expectations.

8.2.            Confidentiality Obligations.

8.2.1.            Confidential Information. For purposes of this Shareholders Agreement, the term “Confidential Information” shall mean, with respect to each of the parties, including the Company, JerseyCo and each of their respective Affiliates, information that is proprietary to it, including patents, know-how, designs, formulas, processes, technology, plans, data, trade secrets, inventions, discoveries, improvements and ideas or works of authorship or other information relating to its business; information concerning any of its past, current or possible future products or projects; information about its research, development, purchasing, accounting, marketing or selling of products or services; and information concerning any of its past, current or possible future customers or business prospects. Confidential Information shall not include (i) any information lawfully in any Person’s possession on a non-confidential basis prior to the date of disclosure thereof (other than (w) any due diligence material provided in connection with the transactions contemplated hereby or any potential transaction related to the purchase and sale of any direct or indirect interest in the Company, JerseyCo or any of their respective Subsidiaries, (x) the Operating Agreements or (y) information obtained from a source that the recipient knows was prohibited from disclosing such information on a non-confidential basis by any contractual, fiduciary or other legal obligation) by any other Person bound hereby, (ii) any information which is in the public domain or hereafter becomes a part thereof through no fault of the Person to whom such Confidential Information has been disclosed, (iii) any information that becomes available to a Person on a non-confidential and lawful basis from a source other than any other Person bound hereby, (iv) any information disclosed from one Person bound hereby to another that is expressed in writing by the disclosing party to be non-confidential or (v) any information that is independently developed by any Person (other than the Company, JerseyCo or any of their Subsidiaries or any other Person acting on their behalf) without reference to or reliance upon Confidential Information. For the avoidance of doubt, any Confidential Information of the Company or JerseyCo related to Confidential Information of Amex (including any commercial arrangements of American Express Company or any of its affiliates with any third-party other than the Company, JerseyCo or any of their Subsidiaries) or the Company’s regulatory status as a result of its relationship with Amex shall be deemed to also be Confidential Information of Amex (such Confidential Information, “Amex Confidential Information”).

8.2.2.            Protection of Confidential Information. Except as otherwise may be specifically provided herein, each of the Shareholders agrees that all proprietary or non-public information obtained from any other party in the course of negotiating the Operating Agreements and any other applicable transaction agreements (other than those that are publicly filed) or agreements related to the purchase and sale of any direct or indirect interest in the Company, JerseyCo or any of their respective Subsidiaries and conducting a due diligence investigation regarding the transactions contemplated hereby and thereby and receiving such information pursuant to the rights and privileges afforded by this Shareholders Agreement will be presumed to constitute Confidential Information (unless it falls within any category described in any of subsections (i) through (iv) set forth above in the definition of Confidential Information) and, except as required by applicable Law, all Confidential Information will be held in the strictest confidence by each such Shareholder as well as by its Affiliates and Representatives, including its legal counsel, accountants and financial advisors who need to know such information; provided, however, that (x) the officers and directors shall be permitted to disclose any and all Confidential Information (excluding Amex Confidential Information), notwithstanding, without limitation, any duty of confidentiality imposed on directors by default under applicable Law, to any Shareholder and such Shareholder’s Representatives and Affiliates (so long as such Representatives and Affiliates are subject to similar confidentiality obligations as those set forth herein) and (y) each Shareholder shall be permitted to disclose Confidential Information (excluding Amex Confidential Information) to such Shareholder’s Representatives and Affiliates (so long as such Representatives and Affiliates are subject to similar confidentiality obligations as those set forth herein). Anything to the contrary herein notwithstanding, to the extent permitted by applicable Law, each of the parties shall immediately notify the Company and the Principal Shareholders if it is required by Law or judicial authority to disclose any of such Confidential Information. None of the Shareholders may use any Confidential Information of the Company, JerseyCo or their Subsidiaries or any other Shareholder for any purpose other than in connection with its investment in the Company, except to the extent such information is available to such Shareholder pursuant to any other agreement between such Shareholder or any Affiliate thereof and the Company or any Affiliate thereof, subject to any restrictions contained in such other agreement. Notwithstanding anything to the contrary herein, nothing in this Section 8.2 shall limit or otherwise apply to disclosure by a Shareholder, or any of its Affiliates or Representatives, that is a Regulated Holder to any banking regulatory authority with jurisdiction over such Regulated Holder in connection with any supervisory examination by, or communication with, such banking regulatory authority, and, for the avoidance of doubt, neither such Regulated Holder nor any of its Affiliates or Representatives shall have any obligation to notify the Company of any such examination or communication. Each Shareholder shall be responsible for a breach of the terms of this Section 8.2 by its Affiliates and Representatives. The terms and provisions of Section 8.2 shall survive any termination of this Shareholders Agreement (in its entirety or with respect to an individual Shareholder in accordance with Section 10.1) for a period of one (1) year after any such termination.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

9.1.            Representations and Warranties of the Company and JerseyCo. Each of the Company and JerseyCo represents and warrants to the Shareholders as follows:

9.1.1.            Organization. The Company is a corporation, incorporated and validly existing under the Laws of the State of Delaware. JerseyCo is a company limited by shares, organized and validly existing under the Laws of Jersey.

9.1.2.            Authority. Each of the Company and JerseyCo has full corporate power and authority to execute and deliver this Shareholders Agreement and to consummate the transactions contemplated on its part hereby. The execution, delivery and performance by the Company and JerseyCo of this Shareholders Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and JerseyCo. No other action on the part of the Company or JerseyCo is necessary to authorize the execution and delivery of this Shareholders Agreement by the Company or JerseyCo or the performance by each of the Company or JerseyCo of its obligations hereunder. This Shareholders Agreement has been duly executed and delivered by the Company and JerseyCo and constitutes a legal, valid and binding agreement of each of the Company and JerseyCo, enforceable against the Company and JerseyCo in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting creditors’ rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

9.1.3.            Anti-Corruption. Neither the Company nor JerseyCo has, directly or indirectly, obtained or induced and will not attempt to so obtain or induce the procurement of this Shareholders Agreement or any contract, consent, approval, right, interest, privilege or other obligation or benefit related to this Shareholders Agreement or any potential transaction or the Company’s or JerseyCo’s other dealings with the Shareholders or their affiliates through any violation of law or regulation and has not, on or prior to the Effective Date, except as set forth on Schedule 9.1.3 hereto, given or agreed to give and shall not give or agree to give to any person or entity, either directly or indirectly, any placement fee, introductory fee, arrangement fee, finder’s fee or any other fee, compensation, monetary benefit or any other benefit, gift, commission, gratification, bribe or kickback, whether described as a consultation fee or otherwise, with the object of obtaining or inducing the procurement of this Shareholders Agreement or any contract, right, interest, privilege or other obligation or benefit related to this Shareholders Agreement.

9.1.4.            No Violation. The execution and delivery of this Shareholders Agreement by the Company and JerseyCo, the performance by each of the Company and JerseyCo of their respective obligations hereunder and the consummation by the Company and JerseyCo of the transactions contemplated hereby, will not (a) violate any provision of Law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Company or JerseyCo, (b) require the consent, waiver, approval, license or authorization of or any filing by the Company or JerseyCo with any governmental authority or (c) violate, result (with or without notice or the passage of time, or both) in a breach of or give rise to the right to accelerate, terminate or cancel any obligation under or constitute (with or without notice or the passage of time, or both) a default under, any of the terms or provisions of any charter document or bylaw, agreement, note, indenture, mortgage, contract, order, judgment, ordinance, regulation or decree to which the Company or JerseyCo is subject or by which the Company or JerseyCo is bound and which would have an adverse effect on the ability of the Company or JerseyCo to perform their respective obligations under this Shareholders Agreement.

9.2.            Representations and Warranties of Each Shareholder. Each Shareholder represents and warrants to the Company, JerseyCo and the other Shareholders, solely as to itself, as follows:

9.2.1.            Organization. Such Shareholder is duly organized, validly existing and in good standing (if applicable) under the Laws of its jurisdiction of organization.

9.2.2.            Authority. Such Shareholder has full corporate or similar power and authority to execute and deliver this Shareholders Agreement and to consummate the transactions contemplated on its part hereby. The execution, delivery and performance by such Shareholder of this Shareholders Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder. No other action on the part of such Shareholder is necessary to authorize the execution and delivery of this Shareholders Agreement by such Shareholder or the performance by such Shareholder of its obligations hereunder. This Shareholders Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting creditors’ rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

9.2.3.            Anti-Corruption. Such Shareholder has not, directly or indirectly, obtained or induced and will not attempt to so obtain or induce the procurement of this Shareholders Agreement or any contract, consent, approval, right, interest, privilege or other obligation or benefit related to this Shareholders Agreement or any potential transaction or its other dealings with the Company or the other Shareholders or their affiliates through any violation of law or regulation and has not, on or prior to the Effective Date, except as set forth on Schedule 9.2.3 hereto, given or agreed to give and shall not give or agree to give to any person or entity, either directly or indirectly, any placement fee, introductory fee, arrangement fee, finder’s fee or any other fee, compensation, monetary benefit or any other benefit, gift, commission, gratification, bribe or kickback, whether described as a consultation fee or otherwise, with the object of obtaining or inducing the procurement of this Shareholders Agreement or any contract, right, interest, privilege or other obligation or benefit related to this Shareholders Agreement.

9.2.4.            No Violation. The execution and delivery of this Shareholders Agreement by such Shareholder, the performance by such Shareholder of its obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby, will not (a) violate any provision of Law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to such Shareholder, (b) require the consent, waiver, approval, license or authorization of or any filing by such Shareholder with any governmental authority or (c) violate, result (with or without notice or the passage of time, or both) in a breach of or give rise to the right to accelerate, terminate or cancel any obligation under or constitute (with or without notice or the passage of time, or both) a default under, any of the terms or provisions of any charter document or bylaw, agreement, note, indenture, mortgage, contract, order, judgment, ordinance, regulation or decree to which such Shareholder is subject or by which such Shareholder is bound and which would have an adverse effect on the ability of such Shareholder to perform its obligations under this Shareholders Agreement.

ARTICLE X

MISCELLANEOUS

10.1.            Termination. This Shareholders Agreement shall terminate in its entirety as to a Shareholder at such time as such Shareholder and its Permitted Transferees cease to own any Shares. The rights and obligations of any such Shareholder and its Affiliates, the Company and JerseyCo, as applicable, under Section 8.1.4, Section 8.2, Section 10.3, Section 10.8 and Section 10.16 shall survive the termination of this Shareholders Agreement notwithstanding anything to the contrary in this Section 10.1.

10.2.            No Voting or Conflicting Agreements. No Shareholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to the Shares nor, at any time, shall any Shareholder enter into any shareholder agreements or arrangements of any kind with any Person with respect to the Shares, in any case which is inconsistent with the provisions of this Shareholders Agreement (whether or not such agreements and arrangements are with other Shareholders or holders of Shares that are not parties to this Shareholders Agreement). In addition, neither the Company nor JerseyCo shall, and each shall not permit its respective Subsidiaries to, enter into any shareholder agreements or arrangements of any kind with any Person with respect to the Shares, in any case which is inconsistent with the provisions of this Shareholders Agreement (whether or not such agreements and arrangements are with other Shareholders or holders of Shares that are not parties to this Shareholders Agreement). The foregoing prohibitions include, but are not limited to, agreements or arrangements with respect to the acquisition, disposition or voting of Shares inconsistent with the provisions of this Shareholders Agreement. No Shareholder shall act, at any time, for any reason, as a member of a group or in concert with any other Persons in connection with the acquisition, disposition or voting of Shares in any manner that is inconsistent with the provisions of this Shareholders Agreement.

10.3.            Specific Performance. The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and, accordingly, agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be, without the furnishing or posting of a bond or similar indemnity, entitled to obtain equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of this Shareholders Agreement, as may be available from any court of competent jurisdiction. Each of the parties hereto hereby waives any defense in any action for specific performance that a remedy at law would be adequate. The Company hereby agrees with each Shareholder, severally and not jointly, that, upon the written request of a Shareholder, it shall enforce the provisions of Article II related to Transfer restrictions and Article III relating to voting obligations in favor of the Company against any such party in breach of this Shareholders Agreement; provided that the requesting Shareholder promptly reimburses the Company for all reasonable and documented out-of-pocket expenses (including the reasonable and documented fees and expenses of counsel) incurred by the Company in connection with any such enforcement actions.

10.4.            Expenses. Except as expressly provided in this Shareholders Agreement, all costs and expenses incurred by or on behalf of the Shareholders and the Company in connection with, relating to or arising out of the execution, delivery and performance of this Shareholders Agreement and the consummation of the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of the parties’ financial consultants, accountants and legal counsel, shall be for the Person incurring such costs.

10.5.            Notices. All notices, statements, instructions or other documents required to be given hereunder shall be in writing and shall be given either personally, by overnight courier, by telecopy, or by email, in each case, addressed to the parties at their respective addresses (with copies as indicated) reflected on Schedule 10.5; provided that any notices delivered to the Amex Shareholder hereunder shall not constitute valid notice if delivered solely by email. Each party hereto, by written notice given to the other parties hereto in accordance with this Section 10.5, may change the address to which notices, statements, instructions or other documents are to be sent to such party. Except as set forth in this Section 10.5, all notices, statements, instructions and other documents hereunder that are mailed, emailed or telecopied shall be deemed to have been given on the date of delivery or, in the case of telecopying, upon confirmation of receipt.

10.6.            Successors and Assigns. This Shareholders Agreement shall be binding upon and shall inure to the benefit of the parties, and their respective successors and permitted assigns in accordance with the terms hereof. If any Shareholder or any Transferee of any Shareholder shall acquire any Shares in any manner, whether by operation of Law or otherwise, such Shares shall be held subject to all of the terms of this Shareholders Agreement, and, by taking and holding such Shares, such Person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Shareholders Agreement. For the avoidance of doubt, American Express Company or one of its Affiliates shall at all times be entitled to any benefits to which Amex would be entitled pursuant to the compliance and regulatory provisions of this Shareholders Agreement (in whole or in part) notwithstanding any transfer of shares by Amex to an Amex Permitted Transferee (and where it would be contrary to the purposes of this Shareholders Agreement for more than one entity to have or exercise any rights or benefits, American Express Company shall solely have the right to exercise such rights or benefits, on behalf of itself and its Affiliates).

10.7.            Recapitalizations and Exchanges Affecting Shares. The provisions of this Shareholders Agreement shall apply, to the full extent set forth herein with respect to Shares, to any and all shares or equity securities of the Company, JerseyCo or any successor or assign of the Company or JerseyCo (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution of, Shares, or any securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof. Upon the occurrence of any of such events, numbers of shares and amounts hereunder and any other appropriate terms shall be appropriately adjusted, as determined in good faith by the Board of Directors or the board of directors of JerseyCo, as applicable.

10.8.            Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)            This Shareholders Agreement and all suits, actions or proceedings arising out of or in connection with this Shareholders Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule thereof or any other jurisdiction that would give rise to the application of the Laws of another jurisdiction, except that any matters regarding (i) the internal organization and affairs of the Company, property and ownership rights of Shares in the Company shall be governed by the Laws of the State of Delaware and (ii) the internal organization and affairs of JerseyCo, property and ownership rights of Shares in JerseyCo shall be governed by the Laws of Jersey.

(b)            The parties hereto hereby agree that, except in the case of fraud, willful misconduct or knowing and intentional breach, damages related to any Losses suffered by a party hereto arising as a result of any breach of this Shareholders Agreement shall be limited to actual, out of pocket Losses and shall not include any exemplary, punitive, treble, special, indirect, consequential, remote or speculative damages or internal costs.

(c)            Any dispute, controversy or claim arising out of, relating to or in connection with this Shareholders Agreement, including with respect to the formation, applicability, breach, termination, validity or enforceability thereof, shall be settled by arbitration. The arbitration shall be conducted by three (3) arbitrators in accordance with the International Arbitration Rules of the International Centre for Dispute Resolution of the American Arbitration Association (the “ICDR Rules”) in effect at the time of the arbitration. Each Shareholder party to a dispute, controversy or claim arising out of, relating to or in connection with this Shareholders Agreement shall nominate one (1) arbitrator within thirty (30) days after delivery of the notice of arbitration. In the event a Shareholder party to a dispute, controversy or claim arising out of, relating to or in connection with this Shareholders Agreement fails to nominate an arbitrator within such time period, upon request of any other Shareholder party to such dispute, controversy or claim, such arbitrator shall instead be appointed by the ICDR administrator within thirty (30) days of receiving such request. The two arbitrators appointed in accordance with the above provisions shall nominate the third arbitrator within thirty (30) days of their appointment. If the first two appointed arbitrators fail to nominate a third arbitrator within this time period, upon request of a Shareholder party to the dispute, the third arbitrator shall be appointed by the ICDR administrator within thirty (30) days of receiving such request. The third arbitrator shall serve as chair of the arbitral tribunal. If the Company or JerseyCo is named as a party in an arbitration between the Principal Shareholders, the Company or JerseyCo, as applicable, waives any right to nominate an arbitrator and agrees to be bound by any award in that arbitration. The seat of the arbitration shall be New York, New York and the proceedings shall be conducted in the English language. The award of the arbitrators shall be accompanied by a reasoned opinion, except that failure to render a reasoned opinion is not grounds for appeal or vacatur of the award. Except as may be required by law, and other than in connection with proceedings relating to enforcement of this Section 10.8(c) or an arbitration award, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of all parties. By agreeing to arbitration, the parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy in aid of arbitration, including a preliminary injunction or attachment, or order any interim or conservatory measure. A request for such provisional remedy or interim or conservatory measure by a party to this Shareholders Agreement to a court shall not be deemed a waiver of this agreement to arbitrate. The arbitration award shall be final and binding on the parties to this Shareholders Agreement. The parties to this Shareholders Agreement agree that Articles 1(4) and E-1 to E-10 of the ICDR Rules (or any such equivalent provisions providing for expedited procedures as may form part of any amended ICDR Rules in effect at the time of the arbitration) shall not apply. The parties to this Shareholders Agreement undertake to carry out any award without delay and waive their right to any form of recourse based on grounds other than those contained in the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958 insofar as such waiver can validly be made. The parties to this Shareholders Agreement agree that any action or proceeding to enforce the obligation to settle disputes in arbitration pursuant to this Section 10.8(c) shall be brought only in the courts of the State of New York located in the City of New York or the United States District Court for the Southern District of New York, and the parties to this Shareholders Agreement agree and consent to submit to the exclusive jurisdiction of the courts of the State of New York located in the City of New York or the United States District Court for the Southern District of New York for that purpose. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party to this Shareholders Agreement or its assets.

(d)            EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS SHAREHOLDERS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

10.9.            Descriptive Headings. The headings in this Shareholders Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

10.10.            Amendment. Except as otherwise provided herein, this Shareholders Agreement may be amended or supplemented by, and only by, an instrument in writing signed by (x) the Company and JerseyCo and (y) the Expedia Shareholder, each Principal Shareholder and each additional Shareholder who, in each case under this clause (y) may be materially and disproportionately adversely impacted by such amendment; provided, however, that any amendment or waiver of any section of this Shareholders Agreement that relates to the Transfer of Shares must be approved by the Board of Directors. Without limiting the generality of the foregoing, no amendment to the compliance and regulatory provisions or this sentence of Section 10.10 shall be effective unless duly executed by Amex; provided, further, that the Company will not undertake any transaction, whether by merger or otherwise, that would have the effect of making such an amendment or eliminating (in fact or in practice) any of Amex’s rights and privileges under this Shareholders Agreement without Amex’s prior written consent; provided, further, however, that (i) with respect to the compliance and regulatory provisions, such right shall terminate upon the end of the Enterprise Compliance Period and (ii) Amex’s prior written consent shall not be required if such amendment or elimination of rights and privileges is the result of a bona fide transaction in which similarly situated shareholders are or would be treated in the same manner, including, without limitation, as a result of a dilution of Amex’s ownership of the Company in connection with such transaction, and because of such dilution (after accounting for any rights Amex may exercise pursuant to Section 2.4).

10.11.            Severability. If any term or provision of this Shareholders Agreement shall to any extent be invalid or unenforceable, the remainder of this Shareholders Agreement shall not be affected thereby, and each term and provision of this Shareholders Agreement shall be valid and enforceable to the fullest extent permitted by Law. Upon the determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Shareholders Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

10.12.            Further Assurances. The parties hereto shall from time to time execute and deliver all such further documents and do all acts and things as the other parties may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Shareholders Agreement, including, to the extent necessary or appropriate, using all reasonable efforts to cause the amendment of any constitutional documents of the Company in order to provide for the enforcement of this Shareholders Agreement in accordance with its terms, in each case to the extent consistent with applicable Law (including Applicable Securities Law, Antitrust Law and the rules and regulations of the Applicable Exchange). In furtherance and not in limitation of the foregoing, in the event of any amendment, modification or termination of this Shareholders Agreement in accordance with its terms, the Board of Directors shall meet within thirty (30) days following such amendment, modification or termination or as soon thereafter as is practicable for the purpose of proposing such amendments to the Shareholders entitled to vote thereon and calling a meeting of the Shareholders for such purpose, and such action shall be the first action to be taken at such meeting of the Shareholders.

10.13.            Amendment and Restatement; Complete Agreement; Counterparts. The Original Shareholders Agreement, as amended by this Shareholders Agreement, and the Company’s and JerseyCo’s constitutional documents constitute the entire agreement and supersede all other agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof and thereof, including the Original Shareholders Agreement and that certain Second Amended & Restated Shareholders Agreement, dated as of November 1, 2021, by and among JerseyCo, Amex and Juweel. The amendment and restatement of the Original Shareholders Agreement by this Shareholders Agreement shall not be deemed to be a waiver of any prior breach of the Original Shareholders Agreement or relieve any party to the Original Shareholders Agreement from any liability arising out of such party’s breach of the Original Shareholders Agreement. This Shareholders Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

10.14.            No Third-Party Beneficiaries. The provisions of this Shareholders Agreement shall be only for the benefit of the parties to this Shareholders Agreement, and no other Person (other than any indemnified party with respect to Section 3.1.3 or Section 10.16) shall have any third-party beneficiary or other right hereunder.

10.15.            Other Businesses; Waiver of Certain Duties.

10.15.1.            Each Shareholder hereby, to the fullest extent permitted by applicable Law:

(a)            confirms that no Shareholder (including the Principal Shareholders) has any duty to any other Shareholder or to the Company or its Subsidiaries other than the specific covenants and agreements set forth in this Shareholders Agreement;

(b)            acknowledges and agrees that (A) in the event of any conflict of interest between the Company or its Subsidiaries, on the one hand, and any Shareholder, on the other hand, the Shareholder may act in its best interests and (B) none of the Shareholders shall be obligated (1) to reveal to the Company or its Subsidiaries confidential information belonging to or relating to the business of such Person or (2) to recommend or take any action in its capacity as such Shareholder, as the case may be, that prefers the interest of the Company or its Subsidiaries over the interest of such Person; and

(c)            waives any claim or cause of action against each other Shareholder, and each officer, employee, agent and Affiliate of any such Person that may from time to time arise in respect of a breach by any such Person of any duty or obligation disclaimed under Section 10.15.1(a) or (b).

10.15.2.            Each Shareholder agrees that the waivers, limitations, acknowledgments and agreements set forth in this Section 10.15 shall not apply to any alleged claim or cause of action against the Shareholders, or any of the Shareholders’ respective Affiliates, or any of their respective employees, officers, directors, agents or authorized representatives, based upon the breach or nonperformance by such person of this Shareholders Agreement or any other agreement to which such person is a party.

10.15.3.            The provisions of this Section 10.15, to the extent that they restrict the duties and liabilities of the Shareholders otherwise existing at law or in equity, are agreed by the Shareholders to replace such other duties and liabilities of the Shareholders to the fullest extent permitted by applicable Law.

10.15.4.            [Reserved].

10.15.5.            Each Shareholder hereby agrees to indemnify, defend and hold harmless all other Shareholders and their respective Shareholder Indemnitees, to the fullest extent permitted by Law, from and against any and all Losses arising from any claims or causes of action it brings against such other Shareholders or their respective Shareholder Indemnitees that are contrary to the waivers, limitations, acknowledgments and agreements set forth in this Section 10.15, including any claim of cause of action arising in respect of breach by any such Person of any duty or obligation disclaimed under Section 10.15.1.

10.16.            Indemnification of Shareholders by the Company. Except as otherwise explicitly provided in the Operating Agreements, the Company and JerseyCo shall jointly and severally indemnify, defend and hold harmless each of the Shareholders and their respective Affiliates, and such Shareholders’ and Affiliates’ officers, employees, agents and representatives (the “Shareholder Indemnitees”), to the fullest extent permitted by Law, from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts (collectively, “Losses”) arising from the status of such Shareholder as a Shareholder in the Company or JerseyCo; provided that no Shareholder Indemnitee shall be entitled to any indemnification hereunder for such Losses to the extent arising from or caused by the gross negligence, willful misconduct, bad faith or a breach of this Shareholder Agreement by such Shareholder Indemnitee or the related Shareholder. Any indemnification pursuant to this Section 10.16 shall be satisfied solely out of the assets of the Company or JerseyCo as an expense of the Company or JerseyCo, as applicable. No Shareholder shall be subject to personal liability or required to make any Capital Contributions to the Company or JerseyCo by reason of these indemnification provisions. The provisions of this Section 10.16 are for the benefit of the Shareholder Indemnitees and shall not be deemed to create any rights for the benefit of any other Person. Any indemnification of a Shareholder or its Affiliates hereunder from and after the Effective Date (i) shall be only made in respect of a claim by a third party (including governmental authority) based on actions or inactions of the Company or its Affiliates that are unlawful or improper, or that the Company should reasonably be aware could result in a violation of Law or regulation by, or have a similar regulatory implication for, such Shareholder and (ii) shall be limited to such Shareholder’s or Affiliate’s Losses and in no event shall be based on the diminution in value of such Shareholder’s investment in the Company and JerseyCo. Notwithstanding the foregoing, the right of any Shareholder Nominee to indemnification in his or her capacity as a director of the Company shall be governed by the applicable Director Indemnification Agreement, the applicable terms of the Certificate of Incorporation and the Bylaws and not by this Section 10.16.

10.17.            Sophisticated Investors. Each of the Shareholders hereby represents that it has acquired Shares or other equity securities of the Company and JerseyCo for investment purposes only, and not with a view to, or for, any public resale or other distribution thereof. Each of the Shareholders is an “accredited investor” as such term is defined in the regulations promulgated under the Securities Act and by reason of its business and financial experience, it has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of an investment in Shares or other equity securities of the Company and JerseyCo, is able to bear the economic risk of such investment and is able to afford a complete loss of such investment.

10.18.            [Reserved].

10.19.            Copy of Agreement. A copy of this Shareholders Agreement shall be filed with the Secretary of the Company, and kept with the records of the Company.

10.20.            Construction. This Shareholders Agreement has been freely and fairly negotiated among the parties. If an ambiguity or question of intent or interpretation arises, this Shareholders Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Shareholders Agreement. Any reference to any Law shall be deemed to refer to such Law as amended or superseded and all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference to an agreement shall be deemed to be a reference to such agreement, as amended, restated, modified and supplemented and any successor agreement or other agreement or arrangement between the parties thereto involving the same subject matter. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Shareholders Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Shareholders Agreement as a whole, including the schedules, exhibits and annexes, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular subdivision unless expressly so limited. The word “or” is not exclusive and the words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation, in each case, unless the context otherwise requires. The words “cure” and “remediate,” and other words of similar effect, mean that a Person engages in required or permitted acts to cure or remediate the acts or omissions that caused any actual or asserted breach, violation or non-compliance with contract, code of conduct, policy, procedure, or Law; but it does not mean that such Person can or must eliminate the fact that any such actual or asserted breach, violation or non-compliance occurred in the past. All references to articles, sections, provisions, schedules and annexes mean the articles, provisions and sections of this Shareholders Agreement and the schedules and annexes attached to this Shareholders Agreement, except where otherwise stated. All accounting terms used herein shall be interpreted in accordance with GAAP. The parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any party has breached any covenant contained herein in any respect, the fact that there exists another covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the party’s breach of the first covenant.

10.21.            Operating Agreement Compliance. Each of the Company and JerseyCo shall, and shall cause their respective Subsidiaries to, comply with the provisions of the Operating Agreements (other than this Shareholders Agreement), the Exchange Agreement and the Articles, in each case, to the extent applicable.

10.22.            Approval under Original Shareholders Agreement. Each of the Company, JerseyCo, Amex, Expedia and Juweel approves this Shareholders Agreement in accordance with Section 10.10 of the Original Shareholders Agreement.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed on the date first written above.

GLOBAL BUSINESS TRAVEL GROUP, INC.

By:	/s/ Eric J. Bock
Name:	Eric J. Bock
Title: Chief Legal Officer and Global Head of Mergers & Acquisitions and Compliance and Corporate Secretary
[***]

GBT JERSEYCO LIMITED

By:	/s/ Eric J. Bock
Name:	Eric J. Bock
Title:	Director
[***]

AMERICAN EXPRESS INTERNATIONAL, INC.

By:	/s/ Katharine B. Douglas
Name:	Katharine B. Douglas
Title:	Treasurer
[***]

QH TRAVEL L.P.

By:	/s/ Khaled Al-Rabban
Name:	Khaled Al-Rabban
Title:	Director of its general partner, QH Travel GP, Co., Ltd.
[***]

EG CORPORATE TRAVEL HOLDINGS LLC

By:	/s/ Harshit Vaish
Name:	Harshit Vaish
Title:	Authorized Signer
[***]

SOLELY FOR PURPOSES OF SECTION 10.22, THE FOLLOWING PARTY:

JUWEEL INVESTORS (SPC) LIMITED

By:	/s/ Michael Gregory O’Hara
Name:	Michael Gregory O’Hara
Title:	Authorized Signatory
[***]

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